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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-197027

27,500,000 Shares

Envision Healthcare Holdings, Inc.

Common Stock

          All of the 27,500,000 shares of common stock of Envision Healthcare Holdings, Inc. are being sold by the selling stockholders identified in this prospectus. Envision Healthcare Holdings, Inc. will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

          The common stock of Envision Healthcare Holdings, Inc. is listed on the New York Stock Exchange under the symbol "EVHC". The last reported sale price of the common stock on July 10, 2014 was $34.61 per share.

          See "Risk Factors" on page 17 to read about factors you should consider before buying shares of the common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$34.000	$935,000,000

Underwriting discount	$1.105	$30,387,500

Proceeds, before expenses, to the selling stockholders	$32.895	$904,612,500

          To the extent that the underwriters sell more than 27,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 4,125,000 shares of common stock from the selling stockholders at the offering price less the underwriting discount. Envision Healthcare Holdings, Inc. will not receive any of the proceeds from the shares of common stock sold by the selling stockholders pursuant to any exercise of the underwriters' option to purchase additional shares.

          The underwriters expect to deliver the shares against payment in New York, New York on July 16, 2014.

Goldman, Sachs & Co.	Barclays	BofA Merrill Lynch	Citigroup

Credit Suisse	Deutsche Bank Securities	Morgan Stanley	RBC Capital Markets	UBS Investment Bank

Jefferies

Avondale Partners	Cantor Fitzgerald & Co.	Oppenheimer & Co.	Piper Jaffray	William Blair

Prospectus dated July 10, 2014.

          Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference into this prospectus or in any free writing prospectuses we have prepared. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is accurate only as of the date such information is presented.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

          This prospectus and the information incorporated by reference into this prospectus contain statements about future events and expectations that constitute forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to our projected second quarter 2014 Adjusted EBITDA and net income ranges described under "Prospectus Summary—Recent Developments" elsewhere in this prospectus. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the following:

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  Decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process;

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  The loss of existing contracts;

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  Failure to accurately assess costs under new contracts;

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  Difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;

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  Failure to implement some or all of our business strategies, including our efforts to grow our Evolution Health, LLC ("Evolution Health") business and cross-sell our services;

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  Lawsuits for which we are not fully reserved;

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  The adequacy of our insurance coverage and insurance reserves;

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  Our ability to successfully integrate strategic acquisitions;

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  The high level of competition in the markets we serve;

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  The cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment;

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  The loss of one or more members of our senior management team;

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  Our ability to maintain or implement complex information systems;

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  Disruptions in disaster recovery systems or management continuity planning;

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  Our ability to adequately protect our intellectual property and other proprietary rights or to defend against intellectual property infringement claims;

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  Challenges by tax authorities on our treatment of certain physicians as independent contractors;

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  The impact of labor union representation;

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  The impact of fluctuations in results due to our national contract with the Federal Emergency Management Agency ("FEMA");

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  Potential penalties or changes to our operations, including our ability to collect accounts receivable, if we fail to comply with extensive and complex government regulation of our industry;

ii

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  The impact of changes in the healthcare industry, including changes due to healthcare reform;

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  Our ability to timely enroll our providers in the Medicare program;

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  Our ability to restructure our operations to comply with future changes in government regulation;

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  The outcome of government investigations of certain of our business practices;

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  Our ability to comply with the terms of our settlement agreements with the government;

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  Our ability to generate cash flow to service our substantial debt obligations;

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  The significant influence of investment funds sponsored by, or affiliated with, Clayton, Dubilier & Rice, LLC (the "CD&R Affiliates") over us; and

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  The factors discussed in "Risk Factors".

          Words such as "anticipates", "believes", "continues", "estimates", "expects", "goal", "objectives", "intends", "may", "opportunity", "plans", "potential", "near-term", "long-term", "projections", "assumptions", "projects", "guidance", "forecasts", "outlook", "target", "trends", "should", "could", "would", "will" and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

          Other risks, uncertainties and factors, including those discussed under "Risk Factors", could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read carefully the factors described in "Risk Factors" and the documents incorporated by reference to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

          We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

iii

PROSPECTUS SUMMARY

          The following summary highlights information contained elsewhere in this prospectus or the documents incorporated by reference into this prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus and the documents incorporated by reference into this prospectus before making an investment decision. Unless the context otherwise requires, in this prospectus: (i) references to the "Company" mean Envision Healthcare Holdings, Inc., the issuer of the common stock offered hereby, (ii) references to "we", "us" and "our" mean the Company and its consolidated subsidiaries, (iii) references to "EVHC" mean Envision Healthcare Corporation, an indirect wholly owned subsidiary of the Company, (iv) references to "AMR" mean American Medical Response, Inc., an indirect wholly owned subsidiary of the Company, and (v) references to "EmCare" mean EmCare Holdings Inc., an indirect wholly owned subsidiary of the Company. References to "underwriters" refer to the firms listed on the cover page of this prospectus.

 Company Overview

          We are a leading provider of physician-led, outsourced medical services in the United States with more than 20,000 affiliated clinicians. We offer a broad range of clinically-based and coordinated care solutions across the patient continuum, by which we mean the patient treatment cycle, from medical transportation to hospital encounters to comprehensive care alternatives in various settings. We believe that our capabilities offer a powerful value proposition to healthcare facilities, communities and payors by helping to improve the quality of care and lower overall healthcare costs. We market our services on a stand-alone, multi-service and integrated basis, primarily under our EmCare and AMR brands. EmCare, with nearly 8,000 affiliated physicians and other clinicians, is a leading provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, teleradiology and surgery. EmCare also offers physician-led care management solutions outside the hospital. AMR, with more than 12,000 paramedics and emergency medical technicians, is a leading provider and manager of community-based medical transportation services, including emergency ("911"), non-emergency, managed transportation, fixed-wing air ambulance and disaster response.

          Since May 2011, our management has implemented a number of value-enhancing initiatives to expand our service offerings, increase our market presence and position us for future growth. Some of these initiatives include:

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  Optimizing our contract portfolio and prioritizing markets at EmCare and AMR;

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  Developing further EmCare's integrated service offerings, resulting in a meaningful acceleration of new contract growth;

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  Re-aligning AMR's business model and strategy by improving productivity, clinical outcomes and the use of technology, leading to operating margin improvements and revenue growth opportunities; and

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  Leveraging the core competencies of EmCare and AMR to extend our clinical capabilities into various settings outside the hospital.

          In 2012, we expanded EmCare's physician-led services outside the hospital through the formation of Evolution Health. Evolution Health provides comprehensive care management solutions through a suite of physician-led services, including transitional care teams, direct patient care and care coordination by clinicians outside the acute-care setting, as well as telemonitoring and telemedicine. Evolution Health serves patients who require comprehensive care across various settings, many of whom suffer from advanced illnesses and chronic diseases. Our Evolution Health solutions leverage many of the competencies of EmCare and AMR, including clinical resource management, patient flow coordination, evidence-based clinical protocols, community-based clinical and medical transportation services, patient monitoring and clinician recruitment.

          For the year ended December 31, 2013, we generated net revenue of $3.7 billion, of which EmCare represented 63% and AMR represented 37%, and Adjusted EBITDA of $445.7 million, of which EmCare represented 66% and AMR represented 34%. Approximately 89% of our net revenue for the year ended December 31, 2013 was generated under exclusive contracts. As of December 31, 2013, EmCare had contracts covering 706 clinical departments, and AMR had 169 "911" contracts and 3,677 non-emergency transport arrangements. During 2013, we had a total of 14.9 million weighted patient encounters and weighted transports across approximately 2,100 communities nationwide. In calculating weighted patient encounters at EmCare across our four main categories of patient encounters — emergency department ("ED") visits, hospitalist encounters, radiology reads and anesthesiology cases — each radiology read and anesthesiology case is not counted as a full patient encounter as we apply a discount factor to reflect differences in reimbursement rates for and associated costs of providing such services. In calculating "weighted transports" at AMR for our two main transport categories — ambulance transports and wheelchair transports — we likewise apply a discount factor to wheelchair transports. See "— Summary Consolidated Financial Data" for a discussion of Adjusted EBITDA and a reconciliation to net income.

Industry Trends

          We believe that we are well-positioned to benefit from trends currently affecting the healthcare services markets in which we compete, including:

          Continued Healthcare Services Outsourcing.    Due to the growing complexity of the healthcare delivery system, healthcare facilities and communities are increasingly turning to leading outsourced medical services providers that offer comprehensive solutions. Healthcare facilities continue to outsource as a result of increasing cost pressures, difficulty in recruiting physicians and the need to improve operational efficiency. Communities increasingly outsource medical transportation services due to cost pressures, service issues and the challenge of meeting peak emergency demands in a cost-effective manner while delivering optimal clinical outcomes. We believe that large, national providers of outsourced medical services will continue to benefit from these outsourcing trends and gain market share by demonstrating the ability to improve productivity, lower costs and enhance quality of care.

          Focus on Cost Containment.    As rising healthcare costs have further strained federal, state and local budgets, healthcare facilities, communities and payors have come under significant pressure to reduce costs and improve the quality of care. Opportunities to reduce healthcare costs include improving patient flow coordination, decreasing the length of hospital stays, reducing readmission rates, identifying more cost-efficient clinical settings and providing more efficient community-based and facility-based medical transportation services. In addition, there is increasing focus on the subset of patients that account for a disproportionate share of national healthcare costs. We believe that efficient management of care across the patient continuum, particularly for patients with complex and chronic conditions, represents a significant opportunity to reduce overall healthcare costs and improve quality and outcomes.

          Shift Towards Coordinated Care and Measured Clinical Outcomes.    In the current healthcare environment, we believe the hospital-centric delivery system requires improved care coordination and communication among healthcare providers. We believe that improved collaboration and access to information across the patient continuum will facilitate the ability of healthcare providers to analyze patient data and identify more effective treatment protocols that ultimately improve outcomes and reduce costs. As the number of patients with complex and chronic conditions increases, innovative services that promote coordinated, cost-effective and high-quality care across different settings will be essential. In addition, we believe the ability to integrate evidence-based clinical protocols into patient-specific care is becoming increasingly important for patients, healthcare providers, healthcare facilities, communities and payors.

          Opportunities Created by Healthcare Legislation.    We anticipate that recent healthcare legislation will create opportunities for outsourced medical services providers. The Patient Protection and Affordable Care Act ("PPACA") is designed to provide healthcare coverage to previously uninsured individuals through the expansion of state Medicaid programs and the creation of federal and state healthcare exchanges. ED and ambulance providers typically encounter a significant proportion of patients who have no or limited healthcare insurance; for example, our self-payors (primarily uninsured patients) represented 17.7% of our total patient volume in 2013. Due to expected coverage expansion, we anticipate increased overall utilization of, and reimbursement for, outsourced medical services. We believe the impact of the PPACA and evolving value-based payment models will add further stress to conventional healthcare delivery systems and increase the need to coordinate and collaborate across the patient continuum. We expect that increased accountability for clinical quality and patient coordination will be a catalyst for healthcare facilities, communities and payors to align with leading providers of outsourced medical services.

          Utilization of Technology.    Technology has emerged as a vital tool for healthcare providers to optimize the delivery of care. We believe that technology investments as a means to monitor clinical outcomes, improve clinician productivity, contain costs and comply with regulatory reporting and government reimbursement requirements will be an important differentiator among outsourced providers. We believe that large, outsourced medical services providers that continue to dedicate resources and invest capital toward technology-enabled capabilities will be best-positioned to provide high-quality and cost-effective care.

Competitive Strengths

          We believe the following competitive strengths position us to capitalize on the favorable healthcare services industry trends:

          Leading Player in Large and Highly Fragmented Markets.    In 2013, we had a total of 14.9 million weighted patient encounters and weighted transports across approximately 2,100 communities. We are one of the largest outsourced providers in our markets, though we estimate that none of our services currently has greater than a 9% share of its respective total market. Due to our scale and scope, we are able to offer our customers integrated services and national contracting capabilities, while demonstrating differentiated clinical outcomes across our businesses. We have developed strong brand recognition and competitive advantages in clinician recruitment as a result of our market position, clinical best practices and clinician leadership development programs. We believe that our scale and scope, when combined with our capabilities and comprehensive service offerings across the patient continuum, enable us to enter strategic business partnerships with multi-state hospital systems and communities, differentiating us from local and regional competitors. Given our market positions and the highly fragmented markets in which we provide our services, we believe there continue to be significant opportunities to grow market share by obtaining new contracts and through targeted acquisitions.

          Strong and Consistent Revenue Growth from Diversified Sources.    We have a history of delivering strong revenue growth through a combination of new contracts, same-contract revenue growth and acquisitions. We believe that our significant new contract revenue growth has been driven by our differentiated service offerings and ability to deliver efficient, high-quality care. Further, new contract growth has been accelerating since 2011 as a result of our integrated service offerings and the success of each of EmCare and AMR in cross-selling services to their respective customers. Our new contract pipeline remains robust across each of our businesses. In 2013, 61% of EmCare new contracts were signed with facilities not previously utilizing its services. We believe that same-contract revenue growth is supported by consistent underlying market volume trends and stable pricing due to the emergency nature of many of our services. Market volumes have been driven primarily by the non-discretionary nature of our services, aging demographics and primary care physician shortages that drive additional patients to emergency rooms. Furthermore, we expect that the PPACA will increase patient volumes and provide reimbursement opportunities with respect to previously uninsured patients. To supplement our same-contract and new contract organic growth, we have a proven track record of executing strategic acquisitions to expand our service lines and market presence.

          Differentiated Service Model Well-Positioned for Growth.    We provide a broad set of clinically-based solutions designed to enable healthcare providers, hospital systems, communities and payors to realize economic and clinical benefits. EmCare is differentiated by providing integrated physician and clinician resource management across multiple service lines, utilizing comprehensive evidence-based clinical protocols and employing a data-driven process to more effectively recruit and retain physicians. AMR is differentiated by its clinical expertise, logistics management, dispatch and communication center expertise and disaster response on a local and national level. Evolution Health, which draws upon the competencies of EmCare and AMR, partners with payors, hospitals and hospitalist physicians to provide physician-led coordinated care teams in multiple settings. The quality and cost-effectiveness of care delivered by these care teams is enhanced by our medical command center for remote telemedicine, our community-based paramedics for in-home patient monitoring and our transportation services for transferring patients between medical settings. Through the coordination of care among our service lines, we believe that we can deliver a differentiated offering of comprehensive care solutions across the patient continuum.

          Ability to Attract and Retain High-Quality Physicians and Other Clinicians.    Through our differentiated recruiting databases and processes, we are able to identify and target high-quality clinicians, many with a local market connection, to optimally match the needs of our facility-based and community-based customers. We offer physicians and other clinicians substantial flexibility in terms of geographic location, scheduling work hours, benefits packages and opportunities for career development. We also offer clinicians the ability to provide care across the patient continuum, including in pre-hospital, hospital and post-hospital environments. We believe that our national presence and operating infrastructure enable us to provide attractive opportunities for our clinicians to enhance their skills through extensive clinical and leadership development programs. At EmCare, we have established what we believe is a highly effective medical director leadership development program. At AMR, we believe we have developed the largest paramedic and emergency medical technician training program in the country. We believe that our differentiated recruiting, training and development programs strengthen our customer and provider relationships, enhance our strong contract and clinician retention rates, and allow us to efficiently recruit clinicians to support our robust new contract pipeline across each of our businesses.

          Significant Recurring Revenue with Strong and Stable Cash Flow.    We believe that our business model and the contractual nature of our businesses drive a meaningful amount of recurring revenue. We believe that our ability to consistently deliver high levels of customer service to improve our customers' key metrics is illustrated by our long-term customer relationships. The ten largest customers at EmCare and AMR have an average tenure of 12.5 and 32 years, respectively. During 2013, approximately 89% of our net revenue was generated under exclusive contracts that historically have yielded high retention rates. We believe that our recurring revenue, when combined with our attractive operating margins and relatively low capital expenditure and working capital requirements, has resulted in strong and predictable cash flows. We believe that our geographic, customer, facility and service line diversification further supports the stability of our business model and cash flows.

          Efficient Cost Structure and Disciplined Approach to Sustainable Growth.    We have a strong track record of achieving profitable growth, increasing operating margins and identifying cost reduction opportunities. From 2008 to 2013, our revenue grew at a compound annual growth rate ("CAGR") of 9.1%. Over the same time period, our Adjusted EBITDA CAGR was 12.5%, with Adjusted EBITDA margins increasing 171 basis points, which we believe was driven primarily by our disciplined approach to obtaining new business as well as continued efficiency and productivity improvements. We have improved our AMR operations by investing in enhanced deployment technology and processes, re-aligning our support costs and exiting certain underperforming contracts, resulting in improved operating margins. At EmCare, we have implemented initiatives to improve physician productivity, including more efficient scheduling around peak and off-peak hours, use of mid-level providers and re-aligning physician compensation programs, each of which resulted in improved hospital metrics. We believe there are significant additional opportunities to improve productivity and reduce operating costs.

          Scalable Technologies and Systems.    As the healthcare industry evolves towards value-based care, we believe that our technology investments and underlying technology infrastructure will facilitate improved productivity and patient outcomes. Our recent proprietary technology investments include: (i) real-time patient reporting systems at EmCare to enhance tracking of key patient metrics and improve information flow to our hospital customers, (ii) electronic patient care record at AMR to enhance clinical data collection and improve billing system automation and (iii) innovative medical command center at Evolution Health, which provides for clinical intervention with patients through remote access to physicians and other clinicians and telemedicine solutions. We believe that our existing technology infrastructure and continued technology investments will enhance our value proposition and further differentiate us from our competitors.

          Strong and Experienced Management Team with Demonstrated Track Record of Performance.    We have a strong and innovative senior management team who established a track record of success while working together at our company for more than a decade. We are led by William Sanger, our Chief Executive Officer, who has 38 years of industry experience. Randel Owen, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, has 31 years of industry experience. Todd Zimmerman, EmCare's Chief Executive Officer and one of our Executive Vice Presidents, has 23 years of industry experience. Edward Van Horne, the President of AMR, has 24 years of industry experience. Our management team has recently implemented a number of value-enhancing initiatives which have resulted in strong organic revenue growth and improved operating margins.

Business Strategy

          We intend to enhance our leading market positions by implementing the following key elements of our business strategy:

          Capitalize on Organic Growth Opportunities.    Our scale and scope, leading market positions and long operating history combined with our value-enhancing initiatives since 2011, provide us with competitive advantages to continue to grow our business. We intend to gain market share from local, regional and national competitors as well as through continued outsourcing of clinical services by healthcare facilities, communities and payors. We believe that EmCare is well-positioned to continue to generate significant organic growth due to its integrated service offerings, differentiated, data-driven processes to recruit and retain physicians, scalable technology and sophisticated risk management programs. At AMR, we believe market share gains will be driven by our strong clinical expertise, differentiated clinical results, high-quality service, strong brand recognition and advanced information technology capabilities. We anticipate driving significant organic growth in Evolution Health by adding new contracts to meet the demand for physician-led care management solutions outside the hospital.

          Grow Complementary and Integrated Service Lines.    Our continued focus on cross-selling and offering integrated services across the patient continuum has helped hospital systems, communities and payors to realize economic benefits and clinical value for patients. At EmCare, we continue to expand and integrate our ED, anesthesiology, hospitalist, post-hospital, radiology, teleradiology and surgery services. Our ability to cross-sell EmCare services is enhanced by our national and regional contracts that provide preferred access to certain healthcare facilities throughout the United States. These factors, among others, have increased the percentage of healthcare facilities utilizing multiple EmCare service lines from 11% in 2009 to 22% in 2013. At AMR, we have expanded service lines, such as our managed transportation operations, fixed-wing air transportation services and community paramedic programs, with both new and existing customers. We expect Evolution Health to be a catalyst for cross-selling our services across all of our businesses and not just within a particular segment or service line. We have developed joint venture/shared governance arrangements with hospitals, health systems and payors that have contributed to our recent growth. We believe these arrangements will be important to our ability to gain market share in the future.

          Supplement Organic Growth with Selective Acquisitions.    The markets in which we compete are highly fragmented, with only a few national providers. We believe we have a successful track record of completing and integrating selective acquisitions in both our EmCare and AMR segments that have enhanced our presence in existing markets, facilitated our entry into new geographies and expanded the scope of our services. For the five-year period from 2007 through 2011, we successfully completed and integrated 24 acquisitions that were funded primarily through operating cash flows. In 2012 and 2013, we acquired five companies in each year for total consideration of more than $190 million and $34 million, respectively. We combined two of these acquired entities in 2012 to create our Evolution Health business. In the first quarter of 2014, we acquired two medical transportation service providers for total consideration of approximately $36.2 million in cash. On June 17, 2014, we acquired Phoenix Physicians, LLC, a provider of clinical services to healthcare facilities, for an aggregate purchase price of $170 million in cash, subject to certain post-closing adjustments. We believe there are substantial opportunities for additional acquisitions across our businesses and are exploring possible acquisition targets with purchase prices ranging from approximately $50 million to approximately $150 million. We will continue to follow a disciplined strategy in exploring future acquisitions by analyzing the strategic rationale, financial impact and organic growth profile of each potential opportunity.

          Enhance Operational Efficiencies and Productivity.    We believe there continue to be significant opportunities to build upon our success in improving our productivity and profitability. At AMR, we expect to benefit from additional investments in technology aimed at improving deployment of our resources. We also believe there are opportunities in areas such as optimization of field operations and fleet management. At EmCare, we continue to focus on initiatives to improve productivity. These include more efficient scheduling, continued use of mid-level providers, enhancing our leadership development programs and improving and re-aligning compensation programs. We believe that our significant investments in scalable technology systems will facilitate additional cost reductions and efficiencies.

          Expand our Evolution Health Business.    We believe that our strong market positions in integrated facility-based physician services and community-based medical transportation services uniquely position us to provide physician-led care management solutions outside the hospital. We offer an attractive value proposition through our business model which helps payors reduce their cost of care, promote the most appropriate care in the most appropriate setting, identify member health risks, enable self-care and independence at home, and reduce hospital lengths of stay and readmissions. For hospitals, we believe our business model can improve patient flow coordination, decrease lengths of stay and reduce readmission rates. We are implementing our strategy by first utilizing analytics to identify eligible patients and then employing multiple techniques and physician-led services to manage the quality and cost of patient care, including transitional care teams, direct patient care and care coordination by clinicians outside the acute-care setting, telemonitoring and telemedicine.

Recent Developments

Projected Second Quarter 2014 Adjusted EBITDA

          We project that second quarter 2014 Adjusted EBITDA will be $129 million to $133 million. For our definition of Adjusted EBITDA and a description of its limitations, see Note 1 in "—Summary Consolidated Financial Data". A reconciliation of our projected second quarter 2014 Adjusted EBITDA range to our projected second quarter 2014 net income range is provided in the table below. Since this non-GAAP financial measure is not a measure determined in accordance with U.S. generally accepted accounting principles ("GAAP") and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Quarter ended June 30, 2014
(unaudited; dollars in millions)
Projected net income	$7 - $9
Income tax expense	5 - 6
Loss on early debt extinguishment	50
Depreciation and amortization expense	36
Interest and other expense, realized gain on investments, equity in earnings of unconsolidated subsidiary, equity based compensation expense and other	31 - 32

Projected Adjusted EBITDA	$129 - $133

          The projected second quarter 2014 Adjusted EBITDA range is preliminary, unaudited and subject to completion, reflects management's current views (including, among other things, its views on the operating results for April and May and the current outlook for June) and may change as a result of management's review of results and other factors, including a wide variety of significant business, economic and competitive risks and uncertainties. See "Risk Factors" for additional information. Such preliminary range is subject to the closing of the second quarter of 2014 and finalization of quarter-end financial and accounting procedures (which have yet to be performed) and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with GAAP. We do not expect to disclose publicly whether or not our expectations have changed or to update our expectations, other than through the release of actual results in the ordinary course of business. Actual results may be materially different. Accordingly, you should not place undue reliance on our projected data. Our projected data is a forward-looking statement and should be read together with the financial information included and incorporated by reference into this prospectus. See "Special Note Regarding Forward-Looking Statements and Information".

          The projected Adjusted EBITDA range was not prepared with a view toward complying with the Public Company Accounting Oversight Board guidelines with respect to prospective financial information. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the projected Adjusted EBITDA range, nor have they expressed any opinion or any other form of assurance thereon.

EVHC's 2022 Notes

          On June 18, 2014, EVHC issued $750 million in principal amount of its 5.125% Notes due 2022 (as further described in "Description of Certain Indebtedness—2022 Notes", the "2022 Notes"). EVHC used a portion of the net proceeds from the offering to redeem all of its outstanding 8.125% Senior Notes due 2019 totaling $617.5 million in aggregate principal amount and to pay related fees and expenses. We expect that the lower interest expense that we will realize from the redemption of the 2019 Notes will positively impact our earnings per share for full-year 2014.

Ownership and Corporate Information

          In May 2011, pursuant to the Agreement and Plan of Merger among EVHC, Envision Healthcare Intermediate Corporation ("Intermediate Corporation"), and CDRT Merger Sub, Inc. ("Sub"), Sub merged with and into EVHC, with EVHC as the surviving corporation and an indirect wholly owned subsidiary of the Company (the "Merger"). As a result of the Merger, our historical consolidated financial statements and financial data are presented in two periods: the period prior to the Merger ("Predecessor") and the period succeeding the Merger ("Successor"). Financial information for the Predecessor period is for EVHC.

          The CD&R Affiliates and certain executive officers, directors and employees of the Company will be the selling stockholders in this offering. The CD&R Affiliates currently hold approximately 54.2% of our common stock, and, following the completion of this offering, will own less than 50% of our outstanding common stock. See "Principal and Selling Stockholders".

          Clayton, Dubilier & Rice, LLC (along with its associated investment funds, or any successor to its investment management business, "CD&R") was founded in 1978. CD&R is a private equity firm composed of a combination of financial and operating executives pursuing an investment strategy predicated on building stronger, more profitable businesses. Since inception, CD&R has managed the investment of approximately $19 billion in 59 U.S. and European businesses with an aggregate transaction value of approximately $90 billion. CD&R has a disciplined and clearly defined investment strategy with a special focus on multi-location services and distribution businesses.

          We are a Delaware corporation incorporated in February 2011 in connection with the Merger. In June 2013, we changed our name from CDRT Holding Corporation to Envision Healthcare Holdings, Inc., and our indirect wholly owned subsidiary, Emergency Medical Services Corporation, changed its name to Envision Healthcare Corporation. Our principal executive offices are located at 6200 S. Syracuse Way, Suite 200, Greenwood Village, CO 80111, and our telephone number at that address is (303) 495-1200.

          We conduct our business primarily through two operating subsidiaries, EmCare and AMR. Due to the corporate practice of medicine restrictions in certain states, we maintain long-term management contracts with affiliated physician groups which employ or contract with physicians to provide physician services. These entities are not subsidiaries of the Company but are consolidated for financial reporting purposes. See "Business — EmCare — Contracts — Affiliated Physician Group Contracts" included in our 2013 Form 10-K, which is incorporated by reference into this prospectus. Our indirect wholly owned subsidiary, EVHC, is the borrower under EVHC's senior secured term loan facility (as further described in "Description of Certain Indebtedness — Term Loan Facility", the "Term Loan Facility") and senior secured asset-based revolving credit facility (as further described in "Description of Certain Indebtedness — ABL Facility", the "ABL Facility" and, together with the Term Loan Facility, the "Senior Secured Credit Facilities") of up to $450 million and the obligor on $750.0 million aggregate principal amount of the 2022 Notes. As of March 31, 2014, there was $1,295.7 million outstanding under the Term Loan Facility and no amounts outstanding under the ABL Facility. On June 18, 2014, EVHC issued $750 million in aggregate principal amount of the 2022 Notes (the "2022 Notes Offering"). A portion of the net proceeds from the 2022 Notes Offering was used to redeem all of EVHC's outstanding 8.125% Senior Notes due 2019 (the "2019 Notes") totaling $617.5 million in aggregate principal amount of which $9.8 million was held by our captive insurance subsidiary.

          The following chart illustrates our organizational structure. Certain immaterial subsidiaries of EVHC have been omitted from this chart for convenience.

Market and Industry Data

          The market and industry data contained in this prospectus and the documents incorporated by reference into this prospectus, including trends in our markets and our position within such markets, are based on a variety of sources, including our good faith estimates, which are derived from our review of internal surveys, information obtained from customers and publicly available information, as well as from independent industry publications, government publications, reports by market research firms and other published independent sources. Although we believe these sources are reliable, none of we, the selling stockholders or the underwriters have independently verified the information. None of the independent industry publications used in this prospectus and the documents incorporated by reference into this prospectus were prepared on our or our affiliates' behalf. No source cited in this prospectus and the documents incorporated by reference into this prospectus consented to the inclusion of any data from any such publication, nor have we sought its consent. Estimates of market size and relative positions in a market are difficult to develop and inherently uncertain. Accordingly, investors should not place undue weight on the industry and market share data presented in this prospectus and the documents incorporated by reference into this prospectus.

 Trademarks and Service Marks

          This prospectus and the documents incorporated by reference into this prospectus use certain brand names, trademarks and service marks of the Company, including EmCare® and American Medical Response®. We do not intend our use or display of other trade names, trademarks or service marks to imply relationships with, or endorsement of us by, any other company or its goods or services.

Risks Related to Our Business

          Investing in our common stock involves a high degree of risk. You should carefully consider all of the information in this prospectus and the documents incorporated by reference into this prospectus prior to investing in our common stock, including the risks related to our business and the healthcare industry that are described under "Risk Factors" elsewhere in this prospectus. Among these important risks are, without limitation, the following:

  •
  we are subject to decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process;

  •
  our revenue would be adversely affected if we lose existing contracts;

  •
  we may not accurately assess the costs we will incur under new contracts;

  •
  we may not be able to successfully recruit and retain physicians and other healthcare professionals;

  •
  our non-compete agreements and other restrictive covenants involving physicians may not be enforceable;

  •
  we may fail to implement some or all of our business strategies, including our efforts to grow our Evolution Health business and cross-sell our services;

  •
  we may make acquisitions which could divert the attention of management and which may not be integrated successfully into our existing business;

  •
  the high level of competition in the markets we serve could adversely affect our contract and revenue base;

  •
  our business depends on numerous complex information systems that we may fail to maintain or implement;

  •
  we conduct business in a heavily regulated industry and if we fail to comply with these laws and regulations, we could incur penalties or be required to make significant changes to our operations;

  •
  the recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending may adversely affect our revenue;

  •
  changes in the rates or methods of third party reimbursements, including due to political discord in the budgeting process outside our control, may adversely affect our revenue and operations;

  •
  our substantial indebtedness may adversely affect our financial health;

  •
  the CD&R Affiliates will retain significant influence over us and may not always exercise their influence in a way that benefits our public stockholders; and

  •
  other factors set forth under "Risk Factors" in this prospectus.

 The Offering

Common stock offered by the selling stockholders	27,500,000
Common stock outstanding after the offering	182,541,854 shares
Option to purchase additional shares of common stock	The underwriters have a 30-day option to purchase an additional 4,125,000 shares of common stock from the CD&R Affiliates at the public offering price less underwriters' discounts and commissions.
Use of proceeds

We will not receive any proceeds from the sale of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock pursuant to this prospectus. See "Use of Proceeds" and "Principal and Selling Stockholders".

Dividend policy	We do not expect to pay dividends on our common stock for the foreseeable future. See "Dividend Policy".
Stock exchange symbol	"EVHC"

          As of June 30, 2014, we had 181,205,468 shares of common stock outstanding. Unless otherwise indicated, all information in this prospectus:

  •
  assumes no exercise by the underwriters of their option to purchase 4,125,000 additional shares from the CD&R Affiliates;

  •
  excludes 14,874,084 shares of common stock issuable upon exercise of options outstanding as of June 30, 2014 at a weighted average exercise price of $3.92 per share, except for 1,336,386 shares of common stock that we assume will be issued upon exercise of outstanding options prior to the completion of this offering by the Company's executive officers, directors and employees selling shares in this offering;

  •
  excludes 123,723 shares of our common stock subject to restricted stock units outstanding as of June 30, 2014; and

  •
  excludes 16,539,986 shares of common stock reserved for future issuances under the Envision Healthcare Holdings, Inc. 2013 Omnibus Incentive Plan (the "Omnibus Incentive Plan").

 Summary Consolidated Financial Data

          The following table sets forth our summary historical financial data derived from our consolidated financial statements for each of the periods indicated. The summary historical consolidated financial data as of December 31, 2013, 2012 and 2011 and for the Successor years ended December 31, 2013 and 2012 and the Successor period from May 25 through December 31, 2011 and the Predecessor period from January 1 through May 24, 2011 set forth below are derived from our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2013 (our "2013 Form 10-K"), which is incorporated by reference into this prospectus. The summary historical consolidated financial data for the three months ended March 31, 2014 and 2013 and our consolidated balance sheet data as of March 31, 2014 are derived from our unaudited condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (our "Q1 2014 Form 10-Q"), which is incorporated by reference into this prospectus. The historical consolidated financial data for the Predecessor period are for EVHC.

          This "Summary Consolidated Financial Data" should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in our 2013 Form 10-K and Q1 2014 Form 10-Q. Our historical financial data may not be indicative of our future performance.

	Successor					Predecessor
	Three Months ended March 31,		Year ended December 31,		Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011
	2014	2013	2013	2012
	(unaudited)
	(dollars in thousands, except share and per share data)
Statement of Operations Data:
Revenue, net of contractual discounts	$1,858,494	$1,605,248	$6,771,522	$5,834,632	$3,146,039	$2,053,311
Provision for uncompensated care	(844,283)	(716,924)	(3,043,210)	(2,534,511)	(1,260,228)	(831,521)

Net revenue	1,014,211	888,324	3,728,312	3,300,121	1,885,811	1,221,790
Compensation and benefits	743,661	641,789	2,667,439	2,307,628	1,311,060	874,633
Operating expenses	114,635	100,450	424,865	421,424	259,639	156,740
Insurance expense	30,981	25,833	106,293	97,950	65,030	47,229
Selling, general and administrative expenses	19,375	21,998	106,659	78,540	44,355	29,241
Depreciation and amortization expense	36,432	34,755	140,632	123,751	71,312	28,467
Restructuring charges	809	637	5,669	14,086	6,483	—

Income from operations	68,318	62,862	276,755	256,742	127,932	85,480
Interest income from restricted assets	86	366	792	625	1,950	1,124
Interest expense	(30,049)	(51,752)	(186,701)	(182,607)	(104,701)	(7,886)
Realized gain (loss) on investments	606	13	471	394	41	(9)
Other (expense) income, net	(808)	(12,721)	(12,760)	1,422	(3,151)	(28,873)
Loss on early debt extinguishment	—	(122)	(68,379)	(8,307)	—	(10,069)

Income (Loss) before income taxes and equity in earnings of unconsolidated subsidiary	38,153	(1,354)	10,178	68,269	22,071	39,767
Income tax (expense) benefit	(16,675)	(2,568)	994	(27,463)	(9,328)	(19,242)

Income (Loss) before equity in earnings of unconsolidated subsidiary	21,478	(3,922)	11,172	40,806	12,743	20,525
Equity in earnings of unconsolidated subsidiary	47	75	323	379	276	143

Net income (loss)	21,525	(3,847)	11,495	41,185	13,019	20,668
Less: Net loss (income) attributable to non-controlling interest	3,300	—	(5,500)	—	—	—

Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$24,825	$(3,847)	$5,995	$41,185	$13,019	$20,668

	Successor					Predecessor
	Three Months ended March 31,		Year ended December 31,		Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011
	2014	2013	2013	2012
	(unaudited)
	(dollars in thousands, except share and per share data)
Comprehensive Income:
Net income (loss)	$21,525	$(3,847)	$11,495	$41,185	$13,019	$20,668
Other comprehensive income (loss), net of tax:
Unrealized holding (losses) gains during the period	(337)	(436)	(892)	1,632	(41)	182
Unrealized gains (losses) on derivative financial instruments	51	(298)	266	857	(2,661)	25

Comprehensive income (loss)	21,239	(4,581)	10,869	43,674	10,317	20,875
Less: Comprehensive loss (income) attributable to non-controlling interest	3,300	—	(5,500)	—	—	—

Comprehensive income (loss) attributable to Envision Healthcare Holdings, Inc.	$24,539	$(4,581)	$5,369	$43,674	$10,317	$20,875
Weighted average shares outstanding (in millions):
Basic	180.8	130.7	150.2	130.2	129.5	411.8
Diluted	189.4	130.7	157.0	132.9	130.8	417.1
Earnings per share:
Basic	$0.14	$(0.03)	$0.04	$0.32	$0.10	$0.05
Diluted	$0.13	$(0.03)	$0.04	$0.31	$0.10	$0.05
Other Financial Data:
Adjusted EBITDA(1)	$110,007	$100,932	$445,705	$404,452	$214,789	$130,582
Balance Sheet Data (at end of period):
Cash and cash equivalent	$190,996		$204,712	$57,832	$134,023
Working capital(2)	631,254		630,954	274,565	385,323
Property, plant and equipment net	190,935		194,715	191,864	191,946
Total assets	4,314,530		4,300,017	4,036,833	4,013,108
Total debt(3)	1,908,234		1,911,916	2,677,913	2,380,387
Net debt(3)	1,717,238		1,707,204	2,620,081	2,246,364
Total equity	1,631,999		1,609,753	544,687	913,490
Cash Flow Data(4)
Cash flows provided by (used in):
Operating activities	$30,220	$6,642	$54,115	$216,435	$114,821	$67,975
Investing activities	(39,973)	(4,770)	(98,597)	(154,043)	(2,965,976)	(89,459)
Financing activities	(3,963)	20,428	191,362	(138,583)	2,698,630	20,671
Purchases of property plant and equipment	10,714	10,493	65,879	60,215	46,351	18,496

(1)
Adjusted EBITDA is defined as net income (loss) before equity in earnings of unconsolidated subsidiary, income tax (benefit) expense, loss on debt extinguishment, other income (expense), net, realized gains (losses) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges, and depreciation and amortization expense. Adjusted EBITDA measures are commonly used by management and investors as performance measures and liquidity indicators. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income (loss), cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Some of these limitations are:

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;

  •
  Adjusted EBITDA does not reflect interest expense, or the requirements necessary to service interest or principal payments on debt;

  •
  Adjusted EBITDA does not reflect income tax expenses or the cash requirements to pay taxes;

  •
  Adjusted EBITDA does not reflect historical cash capital expenditures or future requirements for capital expenditures or contractual commitments; and

  •
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

  Because Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

          The following table sets forth a reconciliation of Adjusted EBITDA to net income (loss) for the periods presented:

	Successor					Predecessor
	Three Months ended March 31,		Year ended December 31,		Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011
	2014	2013	2013	2012
	(unaudited)
	(dollars in thousands, except share and per share data)
Net income (loss)	$21,525	$(3,847)	$11,495	$41,185	$13,019	$20,668
Net loss (income) attributable to non-controlling interest	3,300	—	(5,500)	—	—	—
Equity in earnings of unconsolidated subsidiary(a)	(47)	(75)	(323)	(379)	(276)	(143)
Income tax expense (benefit)	16,675	2,568	(994)	27,463	9,328	19,242
Loss on early debt extinguishment(b)	—	122	68,379	8,307	—	10,069
Other expense (income), net	808	12,721	12,760	(1,422)	3,151	28,873
Realized (gains) losses on investments(c)	(606)	(13)	(471)	(394)	(41)	9
Interest expense	30,049	51,752	186,701	182,607	104,701	7,886
Related party management fees(d)	—	1,250	23,109	5,000	3,014	399
Equity-based compensation expense(e)	1,062	1,062	4,248	4,248	4,098	15,112
Restructuring charges(f)	809	637	5,669	14,086	6,483	—
Depreciation and amortization expense	36,432	34,755	140,632	123,751	71,312	28,467

Adjusted EBITDA	$110,007	$100,932	$445,705	$404,452	$214,789	$130,582

(a)
Represents the equity in earnings recognized in the 2011, 2012, 2013 and 2014 periods relating to the minority interest held by AMR in a joint venture in Trinidad. AMR recognizes equity in earnings of the unconsolidated subsidiary in the income statement but not as a component of Adjusted EBITDA.

(b)
Represents the write-off of debt issuance costs associated with unscheduled debt repayments in 2011 and 2012, the redemption in full of our 9.250%/10.000% Senior PIK Toggle Notes due 2017 in August 2013 and the redemption of $332.5 million in principal amount of EVHC's 2019 Notes in December 2013, of which $5.2 million was held by our captive insurance subsidiary.

(c)
Represents realized gains or losses on investments held at EMCA Insurance Company, Ltd. ("EMCA") associated with insurance related assets. These gains or losses are recorded only upon a sale or maturity of such investments.

(d)
Represents the management fee paid to CD&R for the Successor period and management fees paid to Onex Partners LP and Onex Corporation for the Predecessor period.

(e)
Represents the non-cash equity based compensation expense related to equity based awards under the Predecessor and Successor equity incentive plans.

(f)
Represents restructuring charges incurred in connection with the continuing efforts to re-align operations and billing functions of AMR and EmCare and reduce administrative costs at EVHC.
(2)
Working capital is defined as current assets less current liabilities.

(3)
Total debt is defined as long-term debt and capital lease obligations, including current maturities, and excludes adjustments resulting from original issue discounts, which are accounted for as a reduction to outstanding debt. Net debt is defined as Total debt less cash and cash equivalents. Total debt and Net debt amounts are reduced by $9.8 million principal amount of EVHC's 2019 Notes held by EVHC's captive insurance subsidiary, EMCA, as of December 31, 2013.

(4)
In April 2013, we paid $52.1 million in a settlement of a former stockholder's appraisal action arising from the Merger. Of the total amount we paid, $13.7 million was included in cash flows from operating activities and $38.4 million was included in cash flows from financing activities for the year ended December 31, 2013. See Note 17 to our audited consolidated financial statements included in our 2013 Form 10-K.

RISK FACTORS

          Investing in our common stock involves a high degree of risk. Before you make your investment decision, you should carefully consider the risks described below and the other information contained in this prospectus and the documents incorporated by reference into this prospectus, including our consolidated financial statements and related notes. If any of the following risks actually occurs, our business, financial position, results of operations or cash flows could be materially adversely affected.

          You should carefully consider the factors described below, in addition to the other information set forth in this prospectus and the documents incorporated by reference into this prospectus, when evaluating us and our business. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

We are subject to decreases in our revenue and profit margin under our fee-for-service contracts, where we bear the risk of changes in volume, payor mix and third party reimbursement rates.

          In our fee-for-service arrangements, which generated approximately 84% of our net revenue for the year ended December 31, 2013, we, or our affiliated physicians, collect the fees for transports and physician services provided. Under these arrangements, we assume financial risks related to changes in the mix of insured and uninsured patients and patients covered by government-sponsored healthcare programs, third party reimbursement rates, and transports and patient volume. In some cases, our revenue decreases if our volume or reimbursement decreases, but our expenses may not decrease proportionately. See "— Risks Related to Healthcare Regulation — Changes in the rates or methods of third party reimbursements, including due to political discord in the budgeting process outside our control, may adversely affect our revenue and operations".

          We collect a smaller portion of our fees for services rendered to uninsured patients than for services rendered to insured patients. Our credit risk related to services provided to uninsured individuals is exacerbated because the law requires communities to provide "911" emergency response services and hospital EDs to treat all patients presenting to the ED seeking care for an emergency medical condition regardless of their ability to pay. We also believe uninsured patients are more likely to seek care at hospital EDs because they frequently do not have a primary care physician with whom to consult.

Our revenue would be adversely affected if we lose existing contracts.

          A significant portion of our growth historically has resulted from increases in the number of patient encounters and fees for services we provide under existing contracts, the addition of new contracts and the increase in the number of emergency and non-emergency transports. Substantially all of our net revenue in the year ended December 31, 2013 was generated under contracts, including exclusive contracts that accounted for approximately 89% of our 2013 net revenue. Our contracts with hospitals generally have terms of three years and the term of our contracts with communities to provide "911" services generally ranges from three to five years. Most of our contracts are terminable by either of the parties upon notice of as little as 30 days. Any of our contracts may not be renewed or, if renewed, may contain terms that are not as favorable to us as our current contracts. We cannot assure you that we will be successful in retaining our existing contracts or that any loss of contracts would not have a material adverse effect on our business, financial condition and results of operations. Furthermore, certain of our contracts will expire during each fiscal period, and we may be required to seek renewal of these contracts through a formal bidding process that often requires written responses to a request for proposal. We cannot assure you that we will be successful in retaining such contracts or that we will retain them on terms that are as favorable as present terms.

We may not accurately assess the costs we will incur under new contracts.

          Our new contracts increasingly involve a competitive bidding process. When we obtain new contracts, we must accurately assess the costs we will incur in providing services in order to realize adequate profit margins and otherwise meet our financial and strategic objectives. Increasing pressures from healthcare payors to restrict or reduce reimbursement rates at a time when the costs of providing medical services continue to increase make assessing the costs associated with the pricing of new contracts, as well as maintenance of existing contracts, more difficult. Starting new contracts in a number of our service lines may also negatively impact cash flow as we absorb various expenses before we are able to bill and collect revenue associated with the new contracts. In addition, integrating new contracts, particularly those in new geographic locations, could prove more costly, and could require more management time, than we anticipate. Our failure to accurately predict costs or to negotiate an adequate profit margin could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully recruit and retain physicians and other healthcare professionals with the qualifications and attributes desired by us and our customers.

          Our ability to recruit and retain affiliated physicians and other healthcare professionals significantly affects our performance under our contracts. Our customer hospitals have increasingly demanded a greater degree of specialized skills, training and experience in the healthcare professionals providing services under their contracts with us. This decreases the number of healthcare professionals who may be permitted to staff our contracts. Moreover, because of the scope of the geographic and demographic diversity of the hospitals and other facilities with which we contract, we must recruit healthcare professionals, and particularly physicians, to staff a broad spectrum of contracts. We have had difficulty in the past recruiting physicians to staff contracts in some regions of the country and at some less economically advantaged hospitals. Moreover, we compete with other entities to recruit and retain qualified physicians and other healthcare professionals to deliver clinical services. Our future success in retaining and winning new hospital contracts depends in part on our ability to recruit and retain physicians and other healthcare professionals to maintain and expand our operations.

Our non-compete agreements and other restrictive covenants involving physicians may not be enforceable.

          We have contracts with physicians and professional corporations in many states. Some of these contracts, as well as our contracts with hospitals, include provisions preventing these physicians and professional corporations from competing with us both during and after the term of our relationship with them. The law governing non-compete agreements and other forms of restrictive covenants varies from state to state. Some states are reluctant to strictly enforce non-compete agreements and restrictive covenants applicable to physicians. There can be no assurance that our non-compete agreements related to affiliated physicians and professional corporations will not be successfully challenged as unenforceable in certain states. In such event, we would be unable to prevent former affiliated physicians and professional corporations from competing with us, potentially resulting in the loss of some of our hospital contracts.

If we fail to implement our business strategy, our financial performance and our growth could be materially and adversely affected.

          Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy includes several initiatives, including capitalizing on organic growth opportunities, growing complementary and integrated services lines, pursuing selective acquisitions, enhancing operational efficiencies and productivity, and expanding our Evolution Health business. We may not be able to implement our business strategy successfully or achieve the anticipated benefits of our business plan. If we are unable to do so, our long-term growth, profitability, and ability to service our debt will be adversely affected. Even if we are able to implement some or all of the initiatives of our business plan successfully, our operating results may not improve to the extent we anticipate, or at all.

          Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, government regulation, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our strategic objectives.

Our margins may be negatively impacted by cross-selling to existing customers or selling bundled services to new customers.

          One of our growth strategies involves the continuation and expansion of our efforts to sell complementary services across our businesses. There can be no assurance that we will be successful in our cross-selling efforts. As part of our cross-selling efforts, we may need to offer a bundled package of services that are at a lower price point to existing or new customers as compared to the price of individual services or otherwise offer services which may put downward price pressure on our services. Such price pressure may have a negative impact on our operating margins. In addition, if a complementary service offered as part of a bundled package underperforms as compared to the other services included in such package, we could face reputational harm which could negatively impact our relationships with our customers and ultimately our results of operations.

We may not succeed in our efforts to develop our Evolution Health business, which is subject to additional rules, prohibitions, regulations and reimbursement requirements that differ from our facility-based physician and medical transportation services.

          We have only recently expanded our EmCare physician-led services outside the hospital through the formation of Evolution Health. Currently, Evolution Health accounts for less than 5% of our consolidated net revenue and provides services in only four states. A key component of our growth strategy is to continue to expand our Evolution Health business by adding new customers and entering new geographic markets. As part of this strategy, we intend to expand the non-hospital care services we provide through Evolution Health to hospital systems, transitional care programs, accountable care organizations and health plans. This anticipated expansion will expose us to additional risks, in part because our Evolution Health business requires compliance with additional federal and state laws and regulations, including those that govern licensure, enrollment, documentation, prescribing, coding, and scope of practice, which may differ from the laws and regulations that govern our other businesses. For example, we utilize nurses and other allied health personnel in providing care to patients outside the acute-care setting. It is necessary for us to make sure that these personnel only provide services within the scope of their license. Compliance with applicable laws and regulations may result in unanticipated expenses. In addition, if we are unable to comply with the additional legal requirements, we could incur liability which could materially and adversely affect our business, financial condition or results of operations.

          The implementation of the PPACA is not complete, and is subject to various uncertainties that could affect our Evolution Health business, including (i) the degree to which the United States moves away from its traditional "fee-for-service" delivery model to an outcome-based delivery model, (ii) the number of additional healthcare consumers currently without means of payment that will ultimately gain access to insurance and (iii) the scope of reimbursement changes to the U.S. healthcare system. As such, there can be no assurance that our expansion efforts in this business will ultimately be successful. In addition, realizing growth opportunities in physician-led care management solutions outside the hospital setting will require significant attention from our management team, and if management is unable to provide such attention, implementation of this strategy could be delayed or hindered and thereby negatively impact our business.

We may enter into partnerships with payors and other healthcare providers, including risk-based partnerships under the PPACA. If this strategy is not successful, our financial performance could be adversely affected.

          In recent years, we have entered into strategic business partnerships with hospital systems and other large payors to take advantage of commercial opportunities in our facility-based physician services business. For example, EmCare has entered into joint venture agreements with large hospital systems to provide physician services to various healthcare facilities. However, there can be no assurance that our efforts in these areas will continue to be successful. Moreover, joint venture and strategic partnership models expose us to commercial risks that may be different from our other business models, including that the success of the joint venture or partnership is only partially under our operational and legal control and the opportunity cost of not pursuing the specific venture independently or with other partners. In addition, under certain joint venture or strategic partnership arrangements, the hospital system partner has the option to acquire our stake in the venture on a predetermined financial formula, which, if exercised, would lead to the loss of our associated revenue and profits which may not be offset fully by the immediate proceeds of the sale of our stake. Furthermore, joint ventures may raise fraud and abuse issues. For example, the Office of Inspector General of the Department of Health and Human Services (the "OIG") has taken the position that certain contractual joint ventures between a party which makes referrals and a party which receives referrals for a specific type of service may violate the federal Anti-Kickback Statute if one purpose of the arrangement is to encourage referrals.

          In addition, we plan to take advantage of various opportunities afforded by the PPACA to enter into risk-based partnerships designed to encourage healthcare providers to assume financial accountability for outcomes and work together to better coordinate care for patients, both when they are in the hospital and after they are discharged. Examples of such initiatives include the Center for Medicaid and Medicare Services ("CMS") Bundled Payments for Care Improvement initiative, the Medicare Shared Savings Program and the Independence at Home Demonstration. We view taking advantage of targeted initiatives in the new regulatory environment as an important part of our business strategy in order to develop our integrated service offerings across the patient continuum, further develop our relationships with hospitals, hospital systems and other payors and prepare for the possibility that Medicare may require us to participate in a capitated or value-based payment system for certain of our businesses in the future.

          Advancing such initiatives can be time consuming and expensive, and there can be no assurance that our efforts in these areas would ultimately be successful. In addition, if we succeed in our efforts to enter into these risk-based partnerships but fail to deliver quality care at a cost consistent with our expectations, we may be subject to significant financial penalties depending on the program, and an unsuccessful implementation of such initiatives could materially and adversely affect our business, financial condition or results of operations.

We could be subject to lawsuits for which we are not fully reserved.

          Physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing. Similarly, ambulance transport services may result in lawsuits concerning vehicle collisions and personal injuries, patient care incidents or mistreatment and employee job-related injuries. Some of these lawsuits may involve large claim amounts and substantial defense costs.

          EmCare generally procures professional liability insurance coverage for its affiliated medical professionals and professional and corporate entities. Beginning January 1, 2002, insurance coverage has been provided by affiliates of Columbia Casualty Company and Continental Casualty Company, which then reinsure the entire program, procured primarily by EmCare's wholly owned insurance subsidiary, EMCA. AMR currently has an insurance program which includes a combination of insurance purchased from third parties and large self-insured retentions and/or deductibles for all of its insurance programs subsequent to September 1, 2001. AMR reinsures a portion of these self-insured retentions and/or deductibles through an arrangement with EMCA. Under these insurance programs, we establish reserves, using actuarial estimates, for all losses covered under the policies. Moreover, in the normal course of our business, we are involved in lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage, and which are not subject to actuarial estimates. The outcome of these matters could have a material effect on our results of operations in the period when we identify the matter, and the ultimate outcome could have a material adverse effect on our financial position, results of operations, or cash flows.

          Our liability to pay for EmCare's and certain of AMR's insurance program losses is partially collateralized by funds held through EMCA and letters of credit issued by EVHC and, to the extent these losses exceed the collateral and assets of EMCA or the limits of our insurance policies, will have to be funded by us. If our AMR losses with respect to such claims exceed the collateral held by AMR's insurance providers or the collateral held through EMCA, and the letters of credit issued by EVHC in connection with our self-insurance program or the limits of our insurance policies, we will have to fund such amounts.

We are subject to a variety of federal, state and local laws and regulatory regimes, including a variety of labor laws and regulations. Failure to comply with laws and regulations could subject us to, among other things, penalties and legal expenses which could have a materially adverse effect on our business.

          We are subject to various federal, state, and local laws and regulations including, but not limited to the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations promulgated by the Internal Revenue Service ("IRS"), the U.S. Department of Labor and the Occupational Safety and Health Administration. We are also subject to a variety of federal and state employment and labor laws and regulations, including the Americans with Disabilities Act, the Federal Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, and other regulations related to working conditions, wage-hour pay, overtime pay, family leave, employee benefits, antidiscrimination, termination of employment, safety standards and other workplace regulations.

          Failure to properly adhere to these and other applicable laws and regulations could result in investigations, the imposition of penalties or adverse legal judgments by public or private plaintiffs, and our business, financial condition and results of operations could be materially adversely affected. Similarly, our business, financial condition and results of operations could be materially adversely affected by the cost of complying with newly-implemented laws and regulations.

          In addition, from time to time we have received, and expect to continue to receive, correspondence from former employees terminated by us who threaten to bring claims against us alleging that we have violated one or more labor and employment regulations. In certain instances former employees have brought claims against us and we expect that we will encounter similar actions against us in the future. An adverse outcome in any such litigation could require us to pay contractual damages, compensatory damages, punitive damages, attorneys' fees and costs.

          See "— Risks Related to Healthcare Regulation".

The reserves we establish with respect to our losses covered under our insurance programs are subject to inherent uncertainties.

          In connection with our insurance programs, we establish reserves for losses and related expenses, which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate resolution and administration costs of losses we have incurred in respect of our liability risks. Insurance reserves inherently are subject to uncertainty. Our reserves are based on historical claims, demographic factors, industry trends, severity and exposure factors and other actuarial assumptions calculated by an independent actuary firm. The independent actuary firm performs studies of projected ultimate losses on an annual basis and provides quarterly updates to those projections. We use these actuarial estimates to determine appropriate reserves. Our reserves could be significantly affected if current and future occurrences differ from historical claim trends and expectations. While we monitor claims closely when we estimate reserves, the complexity of the claims and the wide range of potential outcomes may hamper timely adjustments to the assumptions we use in these estimates. Actual losses and related expenses may deviate, individually and in the aggregate, from the reserve estimates reflected in our consolidated financial statements. The long-term portion of insurance reserves was $151.8 million, $175.4 million and $189.4 million as of March 31, 2014, December 31, 2013 and December 31, 2012, respectively. If we determine that our estimated reserves are inadequate, we will be required to increase reserves at the time of the determination, which would result in a reduction in our net income in the period in which the deficiency is determined.

Insurance coverage for some of our losses may be inadequate and may be subject to the credit risk of commercial insurance companies.

          Some of our insurance coverage is through various third party insurers. To the extent we hold policies to cover certain groups of claims or rely on insurance coverage obtained by third parties to cover such claims, but either we or such third parties did not obtain sufficient insurance limits, did not buy an extended reporting period policy, where applicable, or the issuing insurance company is unable or unwilling to pay such claims, we may be responsible for those losses. Furthermore, for our losses that are insured or reinsured through commercial insurance companies, we are subject to the "credit risk" of those insurance companies. While we believe our commercial insurance company providers currently are creditworthy, there can be no assurance that such insurance companies will remain so in the future.

Volatility in market conditions could negatively impact insurance collateral balances and result in additional funding requirements.

          Our insurance collateral is comprised principally of government and investment grade securities and cash deposits with third parties. The volatility experienced in the market has not had a material impact on our financial position or performance. Future volatility could, however, negatively impact the insurance collateral balances and result in additional funding requirements.

We may make acquisitions which could divert the attention of management and which may not be integrated successfully into our existing business.

          We may pursue acquisitions to increase our market penetration, enter new geographic markets and expand the scope of services we provide. We have evaluated and expect to continue to evaluate possible acquisitions on an ongoing basis. We cannot assure you that we will identify suitable acquisition candidates, acquisitions will be completed on acceptable terms, our due diligence process will uncover all potential liabilities or issues affecting our integration process, we will not incur break-up, termination or similar fees and expenses, or we will be able to integrate successfully the operations of any acquired business into our existing business. Furthermore, acquisitions into new geographic markets and services may require us to comply with new and unfamiliar legal and regulatory requirements, which could impose substantial obligations on us and our management, cause us to expend additional time and resources, and increase our exposure to penalties or fines for non-compliance with such requirements. The acquisitions could be of significant size and involve operations in multiple jurisdictions. The acquisition and integration of another business would divert management attention from other business activities. This diversion, together with other difficulties we may incur in integrating an acquired business, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money to finance acquisitions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage.

The high level of competition in our segments of the market for medical services could adversely affect our contract and revenue base.

          EmCare.    The market for providing outsourced physician staffing and related management services to hospitals and clinics is highly competitive. Such competition could adversely affect our ability to obtain new contracts, retain existing contracts and increase or maintain profit margins. We compete with both national and regional enterprises such as Team Health, Hospital Physician Partners, The Schumacher Group, Sheridan Healthcare, California Emergency Physicians, National Emergency Services Healthcare Group, and IPC, some of which may have greater financial and other resources available to them, greater access to physicians or greater access to potential customers. We also compete against local physician groups and self-operated facility-based physician services departments for satisfying staffing and scheduling needs.

          AMR.    The market for providing ambulance transport services to municipalities, counties, other healthcare providers and third party payors is highly competitive. In providing ambulance transport services, we compete with governmental entities, including cities and fire districts, hospitals, local and volunteer private providers, and with several large national and regional providers such as Rural/Metro Corporation, Falck, Southwest Ambulance, Paramedics Plus and Acadian Ambulance. In many communities, our most important competitors are the local fire departments, which in many cases have acted traditionally as the first response providers during emergencies, and have been able to expand their scope of services to include emergency ambulance transport and do not wish to give up their franchises to a private competitor. In 2011, the California state legislature passed legislation which makes some public agencies eligible for additional federal funding for Medi-Cal ambulance transports if certain conditions are met. These additional funds may provide an opportunity for certain public agencies, including local fire departments, to enter into the ambulance transportation market or provide additional ambulance transports, which could increase competition in the California market.

We are required to make capital expenditures, particularly for our medical transportation business, in order to remain compliant and competitive.

          Our capital expenditure requirements primarily relate to maintaining and upgrading our vehicle fleet and medical equipment to serve our customers and remain competitive. The aging of our vehicle fleet requires us to make regular capital expenditures to maintain our current level of service. Our net capital expenditures from purchases and sales of assets totaled $65.0 million, $53.0 million, and $64.6 million in the years ended December 31, 2013, 2012 and 2011, respectively. In addition, changing competitive conditions or the emergence of any significant advances in medical technology could require us to invest significant capital in additional equipment or capacity in order to remain competitive. If we are unable to fund any such investment or otherwise fail to invest in new vehicles or medical equipment, our business, financial condition or results of operations could be materially and adversely affected.

We depend on our senior management and may not be able to retain those employees or recruit additional qualified personnel.

          We depend on our senior management. The loss of services of any of the members of our senior management could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms.

Our business depends on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

          We depend on complex, integrated information systems and standardized procedures for operational and financial information and our billing operations. We may not have the necessary resources to enhance existing information systems or implement new systems where necessary to handle our volume and changing needs. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. Any interruptions in operations during periods of implementation would adversely affect our ability to properly allocate resources and process billing information in a timely manner, which could result in customer dissatisfaction and delayed cash flow. We also use the development and implementation of sophisticated and specialized technology to differentiate our services from our competitors and improve our profitability. The failure to successfully implement and maintain operational, financial and billing information systems could have an adverse effect on our ability to obtain new business, retain existing business and maintain or increase our profit margins.

Disruptions in our disaster recovery systems or management continuity planning could limit our ability to operate our business effectively.

          Our information technology systems facilitate our ability to conduct our business. While we have disaster recovery systems and business continuity plans in place, any disruptions in our disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations. Despite our implementation of a variety of security measures, our technology systems could be subject to physical or electronic break-ins, and similar disruptions from unauthorized tampering. In addition, in the event that a significant number of our management personnel were unavailable in the event of a disaster, our ability to effectively conduct business could be adversely affected.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business, or to defend successfully against intellectual property infringement claims by third parties.

          Our ability to compete effectively depends in part upon our intellectual property rights, including but not limited to our trademarks and copyrights, and our proprietary technology. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property rights and proprietary technology may not be adequate. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary technology, or to defend against claims by third parties that the conduct of our businesses or our use of intellectual property infringes upon such third party's intellectual property rights. Any intellectual property litigation or claims brought against us, whether or not meritorious, could result in substantial costs and diversion of our resources, and there can be no assurances that favorable final outcomes will be obtained in all cases. The terms of any settlement or judgment may require us to pay substantial amounts to the other party or cease exercising our rights in such intellectual property, including ceasing the use of certain trademarks used by us to distinguish our services from those of others or ceasing the exercise of our rights in copyrightable works. In addition, we may have to seek a license to continue practices found to be in violation of a third party's rights, which may not be available on reasonable terms, or at all. Our business, financial condition or results of operations could be adversely affected as a result.

A successful challenge by tax authorities to our treatment of certain physicians as independent contractors or the elimination of an existing safe harbor could materially increase our costs relating to these physicians.

          As of December 31, 2013, we contracted with approximately 4,200 physicians and clinical personnel as independent contractors to fulfill our contractual obligations to customers. Because we treat these physicians as independent contractors rather than as employees, we do not (i) withhold federal or state income or other employment related taxes from the compensation that we pay to them, (ii) make federal or state unemployment tax or Federal Insurance Contributions Act payments with respect to them, (iii) provide workers compensation insurance with respect to them (except in states that require us to do so for independent contractors), or (iv) allow them to participate in benefits and retirement programs available to employed physicians. Our contracts with these physicians obligate them to pay these taxes and other costs. Whether these physicians are properly classified as independent contractors generally depends upon the facts and circumstances of our relationship with them. It is possible that the nature of our relationship with these physicians would support a challenge to our treatment of them as independent contractors. Under current federal tax law, however, if our treatment of these physicians is consistent with a long-standing practice of a significant segment of our industry and we meet certain other requirements, it is possible, but not certain, that our treatment would qualify under a "safe harbor" and, consequently, we would be protected from the imposition of taxes. However, if a challenge to our treatment of these physicians as independent contractors by federal or state taxing authorities were successful and these physicians were treated as employees instead of independent contractors, we could be liable for taxes, penalties and interest to the extent that these physicians did not fulfill their contractual obligations to pay those taxes. In addition, there are currently, and have been in the past, proposals made to eliminate the safe harbor, and similar proposals could be made in the future. If such a challenge were successful or if the safe harbor were eliminated, there could be a material increase in our costs relating to these physicians and, therefore, there could be a material adverse effect on our business, financial condition and results of operations.

Many of our AMR employees are represented by labor unions and any work stoppage could adversely affect our business.

          Approximately 46% of AMR employees are represented by 39 active collective bargaining agreements. There are 19 operational locations representing approximately 4,000 employees that are currently in the process of negotiations or will begin negotiations in 2014. There are also two additional operational locations that have completed negotiations and are awaiting ratification that represent approximately 900 employees. In addition, six collective bargaining agreements, representing 600 employees, will be subject to negotiations in 2015. We cannot assure you that we will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that our employee relations will remain stable.

Our consolidated revenue and earnings could vary significantly from period to period due to our national contract with the Federal Emergency Management Agency.

          Our revenue and earnings under our national contract with FEMA are likely to vary significantly from period to period. In the past five years of the FEMA contract, our annual revenues from services rendered under this contract have varied by approximately $44 million. In its present form, the contract generates significant revenue for us only in the event of a national emergency and then only if FEMA exercises its broad discretion to order a deployment. Our FEMA revenue therefore depends largely on circumstances outside of our control. We therefore cannot predict the revenue and earnings, if any, we may generate in any given period from our FEMA contract. This may lead to increased volatility in our actual revenue and earnings period to period.

We may be required to enter into large scale deployment of resources in response to a national emergency under our contract with FEMA, which may divert management attention and resources.

          We do not believe that a FEMA deployment adversely affects our ability to service our local "911" contracts. However, any significant FEMA deployment requires significant management attention and could reduce our ability to pursue other local transport opportunities, such as inter-facility transports, and to pursue new business opportunities, which could have an adverse effect on our business and results of operations.

Risks Related to Healthcare Regulation

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations.

          The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services, our contractual relationships with our physicians, vendors and customers, our marketing activities and other aspects of our operations. Failure to comply with these laws can result in civil and criminal penalties such as fines, damages, overpayment recoupment loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business.

          Our practitioners and our customers are also subject to ethical guidelines and operating standards of professional and trade associations and private accreditation agencies. Compliance with these guidelines and standards is often required by our contracts with our customers or to maintain our reputation.

          The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

We are subject to comprehensive and complex laws and rules that govern the manner in which we bill and are paid for our services by third party payors, and the failure to comply with these rules, or allegations that we have failed to do so, can result in civil or criminal sanctions, including exclusion from federal and state healthcare programs.

          Like most healthcare providers, the majority of our services are paid for by private and governmental third party payors, such as Medicare and Medicaid. These third party payors typically have differing and complex billing and documentation requirements that we must meet in order to receive payment for our services. Reimbursement to us is typically conditioned on our providing the correct procedure and diagnostic codes and properly documenting the services themselves, including the level of service provided, the medical necessity for the services, the site of service and the identity of the practitioner who provided the service.

          We must also comply with numerous other laws applicable to our documentation and the claims we submit for payment, including but not limited to (i) "coordination of benefits" rules that dictate which payor we must bill first when a patient has potential coverage from multiple payors, (ii) requirements that we obtain the signature of the patient or patient representative, or, in certain cases, alternative documentation, prior to submitting a claim, (iii) requirements that we make repayment within a specified period of time to any payor which pays us more than the amount to which we are entitled, (iv) requirements that we bill a hospital or nursing home, rather than Medicare, for certain ambulance transports provided to Medicare patients of such facilities, (v) "reassignment" rules governing our ability to bill and collect professional fees on behalf of our physicians, (vi) requirements that our electronic claims for payment be submitted using certain standardized transaction codes and formats and (vii) laws requiring us to handle all health and financial information of our patients in a manner that complies with specified security and privacy standards. See "Business — Regulatory Matters — Medicare, Medicaid and Other Government Reimbursement Programs" included in our 2013 Form 10-K, which is incorporated by reference into this prospectus.

          Governmental and private third party payors and other enforcement agencies carefully audit and monitor our compliance with these and other applicable rules, and in some cases in the past have found that we were not in compliance. We have received in the past, and expect to receive in the future, repayment demands from third party payors based on allegations that our services were not medically necessary, were billed at an improper level, or otherwise violated applicable billing requirements. Our failure to comply with the billing and other rules applicable to us could result in non-payment for services rendered or refunds of amounts previously paid for such services. In addition, non-compliance with these rules may cause us to incur civil and criminal penalties, including fines, imprisonment and exclusion from government healthcare programs such as Medicare and Medicaid, under a number of state and federal laws. These laws include the federal False Claims Act, the Civil Monetary Penalties Law, the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), the federal Anti-Kickback Statute and other provisions of federal, state and local law. The federal False Claims Act and the Anti-Kickback Statute were both recently amended in a manner which makes it easier for the government to demonstrate that a violation has occurred.

          A number of states have enacted false claims acts that are similar to the federal False Claims Act. Additional states are expected to enact such legislation in the future because Section 6031 of the Deficit Reduction Act of 2005 ("DRA") amended the federal law to encourage these types of changes, along with a corresponding increase in state initiated false claims enforcement efforts.

          Under the DRA, if a state enacts a false claims act that is at least as stringent as the federal statute and that also meets certain other requirements, such state will be eligible to receive a greater share of any monetary recovery obtained pursuant to certain actions brought under such state's false claims act. The OIG, in consultation with the Attorney General of the United States, is responsible for determining if a state's false claims act complies with the statutory requirements. Currently, at least 29 states and the District of Columbia have some form of false claims act. The OIG has reviewed 28 of these and determined that 15 of these satisfy the DRA standards. We anticipate this figure will continue to increase.

          In addition, from time to time we self-identify practices that may have resulted in Medicare or Medicaid overpayments or other regulatory issues. For example, we have previously identified situations in which we may have inadvertently utilized incorrect billing codes for some of the services we have billed to government programs such as Medicare or Medicaid. In such cases, if appropriate, it is our practice to disclose the issue to the affected government programs and to refund any resulting overpayments. Although the government usually accepts such disclosures and repayments without taking further enforcement action, it is possible that such disclosures or repayments will result in allegations by the government that we have violated the False Claims Act or other laws, leading to investigations and possibly civil or criminal enforcement actions.

          On January 16, 2009, the U.S. Department of Health and Human Services ("HHS") released the final rule mandating that everyone covered by the Administrative Simplification Provisions of HIPAA, which includes EmCare and AMR, must implement ICD-10 (International Classification of Diseases, 10th Edition) for medical coding on October 1, 2013. ICD-10 codes contain significantly more information than the ICD-9 codes currently used for medical coding and will require covered entities to code with much greater detail and specificity than ICD-9 codes. HHS subsequently postponed the deadline for implementation of ICD-10 codes until October 1, 2014. The Protecting Access to Medicare Act of 2014 was signed into law on April 1, 2014, and further extended the deadline to October 1, 2015. We may incur additional costs for computer system updates, training, and other resources required to implement these changes.

          Other changes to the Medicare program intended to implement Medicare's new "pay for performance" philosophy may require us to make investments to receive maximum Medicare reimbursement for our services. These program revisions may include (but are not necessarily limited to) the Medicare Physician Quality Reporting System, formerly known as the Medicare Physician Quality Reporting Initiative, which provides additional Medicare compensation to physicians who implement and report certain quality measures.

          If our operations are found to be in violation of these or any of the other laws which govern our activities, any resulting penalties, damages, fines or other sanctions could adversely affect our ability to operate our business and our financial results.

Under recently enacted amendments to federal privacy law, we are subject to more stringent penalties in the event we improperly use or disclose protected health information regarding our patients.

          HIPAA required HHS to adopt standards to protect the privacy and security of certain health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information by "covered entities", which include EmCare and AMR.

          In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health information received, maintained, or transmitted by covered entities or their business associates. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

          The Health Information Technology for Economic and Clinical Health Act ("HITECH"), as implemented by an omnibus final rule published in the Federal Register on January 25, 2013, significantly expands the scope of the privacy and security requirements under HIPAA and increases penalties for violations. Prior to HITECH, the focus of HIPAA enforcement was on resolution of alleged non-compliance through voluntary corrective action without fines or penalties in most cases. That focus changed under HITECH, which now imposes mandatory penalties for certain violations of HIPAA that are due to "willful neglect". Penalties start at $100 per violation and are not to exceed $50,000, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. HITECH also authorized state attorneys general to file suit on behalf of their residents. Courts will be able to award damages, costs and attorneys' fees related to violations of HIPAA in such cases. In addition, HITECH mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA covered entities or business associates. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured protected health information ("PHI") may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

          HITECH and implementing regulations enacted by HHS further require that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured PHI that compromises the privacy or security of such information, with some exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals within the "same facility". HITECH and implementing regulations specify that such notifications must be made "without unreasonable delay and in no case later than 60 calendar days after discovery of the breach". If a breach affects 500 patients or more, it must be reported immediately to HHS, which will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually. These security breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties, but also to unauthorized internal access to such PHI. This means that unauthorized employee "snooping" into medical records could trigger the notification requirements.

          Many states in which we operate also have state laws that protect the privacy and security of confidential, personal information. These laws may be similar to or even more protective than the federal provisions. Not only may some of these state laws impose fines and penalties upon violators, but some may afford private rights of action to individuals who believe their personal information has been misused. California's patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages.

The impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business model, financial condition or results of operations.

          Our revenue is either from the healthcare industry or could be affected by changes in healthcare spending and policy. The healthcare industry is subject to changing political, regulatory and other influences. In March 2010, the President signed into law the PPACA, commonly referred to as "the healthcare reform legislation", which made major changes in how healthcare is delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States. The PPACA, among other things, increases the number of individuals with Medicaid and private insurance coverage, implements reimbursement policies that tie payment to quality, facilitates the creation of accountable care organizations that may use capitation and other alternative payment methodologies, strengthens enforcement of fraud and abuse laws, and encourages the use of information technology. Many of these changes did not go into effect until 2014, and many require implementing regulations which have not yet been drafted or have been released only as proposed rules. For example, on May 12, 2014, the OIG issued a proposed rule that would establish new civil monetary penalties for certain fraud and abuse violations, including penalties of $10,000 per day for failing to repay overpayments within 60 days of discovery.

          The impact of many of these provisions is unknown at this time. For example, the PPACA provides for establishment of an Independent Payment Advisory Board that could recommend changes in payment for physicians under certain circumstances not earlier than January 15, 2014, which HHS generally would be required to implement unless Congress enacts superseding legislation. The PPACA also requires HHS to develop a budget neutral value-based payment modifier that provides for differential payment under the Medicare Physician Fee Schedule (the "Physician Fee Schedule") for physicians or groups of physicians that is linked to quality of care furnished compared to cost. HHS has begun implementing the modifier through the Physician Fee Schedule rulemaking for 2013, by, among other things, specifying the initial performance period and how it will apply the upward and downward modifier for certain physicians and physician groups beginning January 1, 2015, and all physicians and physician groups starting not later than January 1, 2017. During this rulemaking process, HHS considered whether it should develop a value-based payment modifier option for hospital-based physicians, but ultimately, HHS decided to deal with this issue in future rulemaking. The impact of this payment modifier cannot be determined at this time.

          In addition, certain provisions of the PPACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services, and post-acute services for episodes of hospital care. The Medicare Acute Care Episode Demonstration is currently underway at several healthcare system demonstration sites. The impact of these projects on us cannot be determined at this time.

          Furthermore, the PPACA may adversely affect payors by increasing their medical cost trends, which could have an effect on the industry and potentially impact our business and revenues as payors seek to offset these increases by reducing costs in other areas, although the extent of this impact is currently unknown.

          Following challenges to the constitutionality of certain provisions of the PPACA by a number of states, on June 28, 2012, the U.S. Supreme Court upheld the constitutionality of the individual mandate provisions of the PPACA, but struck down the provisions that would have allowed HHS to penalize states that do not implement Medicaid expansion provisions through the loss of existing federal Medicaid funding. As of June 20, 2014, at least 26 states and the District of Columbia have implemented or are planning to implement the Medicaid expansion. It is uncertain whether the remaining states will implement the expansion at a later date, or whether any participating states will discontinue the expansion. While the PPACA will increase the likelihood that more people in the United States will have access to health insurance benefits, we cannot quantify or predict with any certainty the likely impact of the PPACA on our business model, financial condition or results of operations.

If we are unable to timely enroll our providers in the Medicare program, our collections and revenue will be harmed.

          The 2009 Physician Fee Schedule rule substantially reduced the time within which providers can retrospectively bill Medicare for services provided by such providers from 27 months prior to the effective date of the enrollment to 30 days prior to the effective date of the enrollment. In addition, the new enrollment rules also provide that the effective date of the enrollment will be the later of the date on which the enrollment application was filed and approved by the Medicare contractor, or the date on which the provider began providing services. If we are unable to properly enroll physicians and midlevel providers within the 30 days after the provider begins providing services, we will be precluded from billing Medicare for any services which were provided to a Medicare beneficiary more than 30 days prior to the effective date of the enrollment. Such failure to timely enroll providers could have a material adverse effect on our business, financial condition or results of operations.

          In addition, the PPACA added additional enrollment requirements for Medicare and Medicaid enrollment. Those statutory requirements have been further enhanced through implementing regulations and increased enforcement scrutiny. Every enrolled provider must revalidate its enrollment at regular intervals, and must update the Medicare contractors and many state Medicaid programs with significant changes on a timely (and typically very short) basis. If we fail to provide sufficient documentation as required to maintain our enrollment, Medicare could deny continued future enrollment or revoke our enrollment and billing privileges.

If current or future laws or regulations force us to restructure our arrangements with physicians, professional corporations and hospitals, we may incur additional costs, lose contracts and suffer a reduction in net revenue under existing contracts, and we may need to refinance our debt or obtain debt holder consent.

          A number of laws bear on our relationships with our physicians. There is a risk that state authorities in some jurisdictions may find that our contractual relationships with our physicians violate laws prohibiting the corporate practice of medicine and fee-splitting. These laws generally prohibit the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician's professional judgment. They may also prevent the sharing of professional services income with non-professional or business interests. From time to time, including recently, we have been involved in litigation in which private litigants have raised these issues.

          Our physician contracts include contracts with individual physicians and with physicians organized as separate legal professional entities (e.g., professional medical corporations). Antitrust laws may deem each such physician/entity to be separate, both from EmCare and from each other and, accordingly, each such physician/practice is subject to a wide range of laws that prohibit anti-competitive conduct between or among separate legal entities or individuals. A review or action by regulatory authorities or the courts could force us to terminate or modify our contractual relationships with physicians and affiliated medical groups or revise them in a manner that could be materially adverse to our business.

          Various licensing and certification laws, regulations and standards apply to us, our affiliated physicians and our relationships with our affiliated physicians. Failure to comply with these laws and regulations could result in our services being found to be non-reimbursable or prior payments being subject to recoupment, and can give rise to civil or criminal penalties. We routinely take the steps we believe are necessary to retain or obtain all requisite licensure and operating authorities. While we have made reasonable efforts to substantially comply with federal, state and local licensing and certification laws and regulations and standards as we interpret them, we cannot assure you that agencies that administer these programs will not find that we have failed to comply in some material respects.

          EmCare's professional liability insurance program, under which insurance is provided for most of our affiliated medical professionals and professional and corporate entities, is reinsured through our wholly owned subsidiary, EMCA. The activities associated with the business of insurance, and the companies involved in such activities, are closely regulated. Failure to comply with the laws and regulations can result in civil and criminal fines and penalties and loss of licensure. While we have made reasonable efforts to substantially comply with these laws and regulations, and utilize licensed insurance professionals where necessary or appropriate, we cannot assure you that we will not be found to have violated these laws and regulations in some material respects.

          Adverse judicial or administrative interpretations could result in a finding that we are not in compliance with one or more of these laws and rules that affect our relationships with our physicians.

          These laws and rules, and their interpretations, may also change in the future. Any adverse interpretations or changes could force us to restructure our relationships with physicians, professional corporations or our hospital customers, or to restructure our operations. This could cause our operating costs to increase significantly. A restructuring could also result in a loss of contracts or a reduction in revenue under existing contracts. Moreover, if we are required to modify our structure and organization to comply with these laws and rules, our financing agreements may prohibit such modifications and require us to obtain the consent of the holders of such debt or require the refinancing of such debt.

Our relationships with healthcare providers and facilities and our marketing practices are subject to the federal Anti-Kickback Statute and similar state laws, and we entered into a settlement in 2006 for alleged violations of the Anti-Kickback Statute.

          We are subject to the federal Anti-Kickback Statute, which prohibits the knowing and willful offer, payment, solicitation or receipt of any form of "remuneration" in return for, or to induce, the referral of business or ordering of services paid for by Medicare or other federal programs. "Remuneration" has been broadly interpreted to mean anything of value, including, for example, gifts, discounts, credit arrangements, and in-kind goods or services, as well as cash. Certain federal courts have held that the Anti-Kickback Statute can be violated if "one purpose" of a payment is to induce referrals. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Violations of the Anti-Kickback Statute can result in imprisonment, civil or criminal fines or exclusion from Medicare and other governmental programs. Recognizing that the federal Anti-Kickback Statute is broad, Congress authorized the OIG to issue a series of regulations, known as "safe harbors". These safe harbors set forth requirements that, if met in their entirety, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal, or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

          In 1999, the OIG issued an Advisory Opinion indicating that discounts provided to health facilities on the transports for which they are financially responsible potentially violate the Anti-Kickback Statute when the ambulance company also receives referrals of Medicare and other government-funded transports from the facility. The OIG has clarified that not all discounts violate the Anti-Kickback Statute, but that the statute may be violated if part of the purpose of the discount is to induce the referral of the transports paid for by Medicare or other federal programs, and the discount does not meet certain "safe harbor" conditions. In the Advisory Opinion and subsequent pronouncements, the OIG has provided guidance to ambulance companies to help them avoid unlawful discounts.

          Like other ambulance companies, we have provided discounts to our healthcare facility customers (nursing homes and hospitals) in certain circumstances. We have attempted to comply with applicable law when such discounts are provided. However, the government alleged that certain of our hospital and nursing home contracts in effect in Texas prior to 2002 contained discounts in violation of the federal Anti-Kickback Statute, and in 2006 we entered into a settlement with the government regarding these allegations. The settlement included a Corporate Integrity Agreement ("CIA"). The term of that CIA has expired, we have filed a final report with the OIG and this CIA was released in February 2012.

          There can be no assurance that other investigations or legal action related to our contracting practices will not be pursued against AMR in other jurisdictions or for different time frames. Many states have adopted laws similar to the federal Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any payor, not only the Medicare and Medicaid programs, and do not contain identical safe harbors. Additionally, we could be subject to private actions brought pursuant to the False Claims Act's "whistleblower" or "qui tam" provisions which, among other things, allege that our practices or relationships violate the Anti-Kickback Statute. The False Claims Act imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought by private individuals has increased dramatically. In addition, various states have enacted false claim laws analogous to the False Claims Act. Many of these state laws apply where a claim is submitted to any third party payor and not merely a federal healthcare program. There are many potential bases for liability under these false claim statutes. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement. Pursuant to changes in the PPACA, a claim resulting from a violation of the Anti-Kickback Statute can constitute a false or fraudulent claim for purposes of the federal False Claims Act. Further, the PPACA amended the Anti-Kickback Statute in a manner which makes it easier for the government to demonstrate intent to violate the statute which is an element of a violation.

          In addition to AMR's contracts with healthcare facilities and public agencies, other marketing practices or transactions entered into by EmCare and AMR may implicate the Anti-Kickback Statute. Although we have attempted to structure our past and current marketing initiatives and business relationships to comply with the Anti-Kickback Statute, we cannot assure you that we will not have to defend against alleged violations from private or public entities or that the OIG or other authorities will not find that our marketing practices and relationships violate the statute.

          If we are found to have violated the Anti-Kickback Statute or a similar state statute, we may be subject to civil and criminal penalties, including exclusion from the Medicare or Medicaid programs, or may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims, and may also require us to enter into a CIA.

Changes in our ownership structure and operations require us to comply with numerous notification and reapplication requirements in order to maintain our licensure, certification or other authority to operate, and failure to do so, or an allegation that we have failed to do so, can result in payment delays, forfeiture of payment or civil and criminal penalties.

          We and our affiliated physicians are subject to various federal, state and local licensing and certification laws with which we must comply in order to maintain authorization to provide, or receive payment for, our services. For example, Medicare and Medicaid require that we complete and periodically update enrollment forms in order to obtain and maintain certification to participate in programs. Compliance with these requirements is complicated by the fact that they differ from jurisdiction to jurisdiction, and in some cases are not uniformly applied or interpreted even within the same jurisdiction. Failure to comply with these requirements can lead not only to delays in payment and refund requests, but in extreme cases can give rise to civil or criminal penalties.

          In certain jurisdictions, changes in our ownership structure require pre- or post-notification to governmental licensing and certification agencies, or agencies with which we have contracts. Relevant laws in some jurisdictions may also require re-application or re-enrollment and approval to maintain or renew our licensure, certification, contracts or other operating authority. Our changes in corporate structure and ownership involving changes in our beneficial ownership required us in some instances to give notice, re-enroll or make other applications for authority to continue operating in various jurisdictions or to continue receiving payment from their Medicaid or other payment programs. The extent of such notices and filings may vary in each jurisdiction in which we operate, although those regulatory entities requiring notification generally request factual information regarding the new corporate structure and new ownership composition of the operating entities that hold the applicable licensing and certification.

          While we have made reasonable efforts to substantially comply with these requirements, we cannot assure you that the agencies that administer these programs or have awarded us contracts will not find that we have failed to comply in some material respects. A finding of non-compliance and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on our business, financial condition or results of operations.

If we fail to comply with the terms of our settlement agreements with the government, we could be subject to additional litigation or other governmental actions which could be harmful to our business.

          In the last seven years, we have entered into two settlement agreements with the U.S. Government. In September 2006, AMR entered into a settlement agreement to resolve allegations that AMR subsidiaries provided discounts to healthcare facilities in Texas in periods prior to 2002 in violation of the federal Anti-Kickback Statute. In May 2011, AMR entered into a settlement agreement with the U.S. Department of Justice ("DOJ") and a CIA with the OIG to resolve allegations that AMR subsidiaries submitted claims for reimbursement in periods dating back to 2000. The government believed such claims lacked support for the level billed in violation of the False Claims Act.

          In connection with the September 2006 settlement for AMR, we entered into a CIA which required us to maintain a compliance program which included the training of employees and safeguards involving our contracting process nationwide (including tracking of contractual arrangements in Texas). The term of that CIA has expired, we have filed a final report with the OIG and this CIA was released in February 2012.

          In December 2006, AMR received a subpoena from the DOJ. The subpoena requested copies of documents for the period from January 2000 through the present. The subpoena required us to produce a broad range of documents relating to the operations of certain AMR affiliates in New York. We produced documents responsive to the subpoena. The government identified claims for reimbursement that the government believes lack support for the level billed, and invited us to respond to the identified areas of concern. We reviewed the information provided by the government and provided our response. On May 20, 2011, AMR entered into a settlement agreement with the DOJ and a CIA with the OIG in connection with this matter. Under the terms of the settlement, AMR paid $2.7 million to the federal government. We entered into the settlement in order to avoid the uncertainties of litigation, and have not admitted any wrongdoing.

          In connection with the May 2011 settlement for AMR, we entered into a CIA with the OIG which requires us to maintain a compliance program. This program includes, among other elements, the appointment of a compliance officer and committee, training of employees nationwide, safeguards for our billing operations as they relate to services provided in New York, including specific training for operations and billing personnel providing services in New York, review by an independent review organization and reporting of certain reportable events. On July 1, 2013, we divested substantially all of the assets underlying AMR's service in New York, although the obligations of our compliance program remain in effect for ongoing AMR operations.

          In July 2011, AMR received a subpoena from the Civil Division of the U.S. Attorney's Office for the Central District of California ("USAO") seeking certain documents concerning AMR's provision of ambulance services within the City of Riverside, California. The USAO indicated that it, together with the OIG, was investigating whether AMR violated the federal False Claims Act and/or the federal Anti-Kickback Statute in connection with AMR's provision of ambulance transport services within the City of Riverside. The California Attorney General's Office conducted a parallel state investigation for possible violations of the California False Claims Act. In December 2012, we were notified that both investigations were concluded and that the agencies had closed the matter. There were no findings made against AMR, and the closure of the matter did not require any payments from AMR.

          On August 7, 2012, EmCare received a subpoena from the OIG requesting copies of documents for the period from January 1, 2007 through the present that appears to primarily be focused on EmCare's contracts for services at hospitals that are affiliated with Health Management Associates, Inc. ("HMA"). The Company has been cooperating with the government during its investigation and, as such, continues to gather responsive documents. During the months of December 2013 and January 2014, several lawsuits filed by whistleblowers on behalf of the federal and certain state governments against HMA have been unsealed; the Company is a named defendant in two of these lawsuits. Although the federal government intervened in these lawsuits in connection with certain of the allegations against HMA, the federal government has not, at this time, disclosed whether it will intervene in these matters as they relate to the Company. The Company continues to engage in meaningful dialogue with the relevant government representatives and, at this time, the Company is unable to determine the potential impact, if any, that will result from this investigation.

          On February 14, 2013, EmCare received a subpoena from the OIG requesting documents and other information relating to EmCare's relationship with Community Health Services, Inc. The Company is cooperating with the government during its investigation, has provided responsive documents and is engaged in a meaningful dialogue with the relevant government representatives regarding additional requests. At this time, we are unable to determine the potential impact, if any, that will result from these investigations.

          In November 2013, AMR received a subpoena from the New Hampshire Department of Insurance directed to American Medical Response of Massachusetts, Inc. The subpoena requested documents relating to ambulance services provided to approximately 150 patients residing in the state of New Hampshire who had been involved in motor vehicle accidents and who were ultimately transported by AMR. In addition, the subpoena requested information relating to any agreements for reimbursement between AMR and Progressive Insurance. The Company is cooperating with the Department during its investigation and, as such, is in the process of gathering responsive documents, formulating a response to the subpoena, and is seeking to engage in a meaningful dialogue with the relevant New Hampshire Department of Insurance and Attorney General's Office representatives. At this time, we are unable to determine the potential impact, if any, that will result from this investigation.

          We cannot assure you that the CIAs or the compliance program we have initiated have prevented, or will prevent, any repetition of the conduct or allegations that were the subject of these settlement agreements, or that the government will not raise similar allegations in other jurisdictions or for other periods of time. If such allegations are raised, or if we fail to comply with the terms of the CIAs, we may be subject to fines and other contractual and regulatory remedies specified in the CIAs or by applicable laws, including exclusion from the Medicare program and other federal and state healthcare programs. Such actions could have a material adverse effect on the conduct of our business, our financial condition or our results of operations.

If we are unable to effectively adapt to changes in the healthcare industry, our business may be harmed.

          Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. The PPACA was signed into law in 2010 and is currently in the implementation stages. See "— Risks Related to Healthcare Regulation — The impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business model, financial condition or results of operations". The PPACA and other changes in the healthcare industry and in healthcare spending may adversely affect our revenue. We anticipate that Congress and state legislatures may continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation effecting additional fundamental changes in the healthcare delivery system.

          We cannot assure you as to the ultimate content, timing or effect of changes, nor is it possible at this time to estimate the impact of potential legislation. Further, it is possible that future legislation enacted by Congress or state legislatures could adversely affect our business or could change the operating environment of our customers. It is possible that changes to the Medicare or other government reimbursement programs may serve as precedent to similar changes in other payors' reimbursement policies in a manner adverse to us. Similarly, changes in private payor reimbursement programs could lead to adverse changes in Medicare and other government payor programs which could have a material adverse effect on our business, financial condition or results of operations.

Changes in the rates or methods of third party reimbursements, including due to political discord in the budgeting process outside our control, may adversely affect our revenue and operations.

          We derive a majority of our revenue from direct billings to patients and third party payors such as Medicare, Medicaid and private health insurance companies. As a result, any changes in the rates or methods of reimbursement for the services we provide could have a significant adverse impact on our revenue and financial results. The PPACA could ultimately result in substantial changes in Medicare and Medicaid coverage and reimbursement, as well as changes in coverage or amounts paid by private payors, which could have an adverse impact on our revenues from those sources.

          In addition to changes from the PPACA, government funding for healthcare programs is subject to statutory and regulatory changes, administrative rulings, interpretations of policy and determinations by intermediaries and governmental funding restrictions, all of which could materially impact program coverage and reimbursements for both ambulance and physician services. In recent years, Congress has consistently attempted to curb spending on Medicare, Medicaid and other programs funded in whole or part by the federal government. For example, Congress has mandated that the Medicare Payment Advisory Commission, commonly known as "MedPAC", provide it with a report making recommendations regarding certain aspects of the Medicare ambulance fee schedule. MedPAC issued a Report to the Congress on Medicare and the Health Care Delivery System in June 2013. In that report, MedPAC recommended reductions in payment for some types of ambulance services and increases in others. If Congress implements these recommendations it is possible that the resultant changes in the ambulance fee schedule will decrease payments by Medicare for our ambulance services. State and local governments have also attempted to curb spending on those programs for which they are wholly or partly responsible. This has resulted in cost containment measures such as the imposition of new fee schedules that have lowered reimbursement for some of our services and restricted the rate of increase for others, and new utilization controls that limit coverage of our services. For example, we estimate that the impact of the ambulance service rate decreases under the national fee schedule mandated under the Balanced Budget Act of 1997, as modified by the phase-in provisions of the Medicare Modernization Act, resulted in a decrease in AMR's net revenue of approximately $18 million in 2010, an increase of less than $1 million in 2011, and an increase of $6 million in 2012. In 2013, we expected an increase of approximately $3 million from the provisions outlined above, but the sequestration cuts implemented on April 1, 2013 offset the increase resulting in a reduction of approximately $2 million for the full year 2013. In addition, state and local government regulations or administrative policies regulate ambulance rate structures in some jurisdictions in which we conduct transport services. We may be unable to receive ambulance service rate increases on a timely basis where rates are regulated, or to establish or maintain satisfactory rate structures where rates are not regulated.

          Legislative provisions at the national level impact payments received by EmCare physicians under the Medicare program. Physician payments under the Physician Fee Schedule are updated on an annual basis according to a statutory formula (the Sustainable Growth Rate, or "SGR"). Because application of the statutory formula for the update factor would result in a decrease in total physician payments for the past several years, Congress has intervened with interim legislation to prevent the reductions. The Medicare and Medicaid Extenders Act of 2010, which was signed into law on December 15, 2010, froze the 2010 updates through 2011. For 2012, CMS projected a rate reduction of 27.4% from 2011 levels (earlier estimates had projected a 29.5% reduction). The Temporary Payroll Tax Cut Continuation Act of 2011, signed into law on December 23, 2011, froze the 2011 updates through February 29, 2012 and the American Taxpayer Relief Act, enacted January 2, 2013, extended this through December 31, 2013.

          On December 26, 2013, the President signed into law the Continuing Appropriations Resolution 2014 (Public Law 113-67), which included a 3-month delay in the SGR 20% cuts, and a small update of 0.5% in the conversion factor (the dollar amount paid per Relative Value Unit, or "RVU"). Further, the bill also extended the national floor of 1.0 for the Geographic Practice Cost Index ("GPCI"). This factor geographically adjusts the "work" portion of each RVU before it is paid, based on the locality labor costs. This "work floor" set at the national average labor rate of 1.0 was set to expire after December 31, 2013. Like the SGR delays, the work floor expired starting April 1,

2014. On April 1, 2014, the Protecting Access to Medicare Act of 2014 (Public Law 113-93) was signed into law, which further delayed the SGR cuts through March 31, 2015 and extended the GPCI work floor through April 1, 2015. However, despite the benefits of the delays in both SGR cuts and the RVU's work floor, the Congressional actions do not avert the scheduled 2% sequestration cuts for Medicare discussed below.

          The modest update factor of 0.5% does not translate to 2014 payment rates increased uniformly from the 2013 level for all physician procedures. Rather, from year-to-year, some physician specialties, including EmCare's physicians (who are emergency medicine physicians, anesthesiologists, hospitalists and radiologists), may see higher or lower payments due to a variety of regulatory factors. Each physician service bill codes given weights (RVUs) that measure its costliness relative to other physician services. CMS is required to make periodic assessments regarding the weighting of procedures, impacting the payment amounts. For 2014, CMS published estimates of changes by specialty based on a number of factors. The full impact of these changes on any given practice went into effect at the beginning of 2014. CMS estimated that the impact for 2014 is a 2% increase for emergency medicine, 1% increase in anesthesiology, a 1% increase for internal medicine, and a 2% reduction in radiology. CMS estimates in a proposed rule to be published July 11, 2014 (CMS-1612-P) that the impact for 2015 is flat for emergency medicine, anesthesiology, and radiology, and esimtates a 1% increase for internal medicine. At this time, we cannot predict the impact, if any, these changes will have on EmCare's future revenues.

          We believe that regulatory trends in cost containment will continue. We cannot assure you that we will be able to offset reduced operating margins through cost reductions, increased volume, the introduction of additional procedures or otherwise. In addition, we cannot assure you that federal, state and local governments will not impose reductions in the fee schedules or rate regulations applicable to our services in the future. Any such reductions could have a material adverse effect on our business, financial condition or results of operations.

          On August 2, 2011, the Budget Control Act of 2011 (Public Law 112-25) (the "Budget Control Act") was enacted. Under the Budget Control Act, a Joint Select Committee on Deficit Reduction (the "Joint Committee") was established to develop recommendations to reduce the deficit, over 10 years, by $1.2 to $1.5 trillion, and was required to report its recommendations to Congress by November 23, 2011. Under the Budget Control Act, Congress was then required to consider the Joint Committee's recommendations by December 23, 2011. If the Joint Committee failed to refer agreed upon legislation to Congress or did not meet the required savings threshold set out in the Budget Control Act, a sequestration process would be put into effect, government-wide, to reduce federal outlays by the proposed amount. Because the Joint Committee failed to report the requisite recommendations for deficit reduction, the sequestration process was set to automatically start, impacting Medicare and certain other government programs beginning in January 2013. Congress passed the American Taxpayer Relief Act, signed into law on January 2, 2013, delaying the start of sequestration until March 1, 2013. In order to provide its contractors and providers sufficient lead time to implement the cuts in Medicare, CMS delayed implementation of the cuts until April 1, 2013. As there has been no further Congressional action with respect to the sequestration, reimbursements were cut by 2% for Medicare providers, including physicians and ambulance providers, starting April 1, 2013, and cuts are scheduled annually through 2021. A subsequent round of budget sequestration cuts took effect in January 2014, further reducing Medicare provider reimbursements by another 2% for 2014. The Continuing Appropriations Resolution 2014 (Public Law 113-67), enacted December 26, 2013, extends the annual budget sequestration cuts to Medicare provider payments for an additional two years through 2023.

Risks Related to Our Substantial Indebtedness

Our substantial indebtedness may adversely affect our financial health and prevent us from making payments on our indebtedness.

          We have substantial indebtedness. As of March 31, 2014, as adjusted for the 2022 Notes Offering, we had total indebtedness, including capital leases, of approximately $2,046.5 million, including $750.0 million of the 2022 Notes, $1,295.7 million of borrowings under the Term Loan Facility and approximately $0.8 million of other long-term indebtedness. In addition, as of March 31, 2014, after giving effect to approximately $132.5 million of letters of credit issued under the ABL Facility, we are able to borrow approximately $317.5 million under the ABL Facility. As of March 31, 2014, we also had approximately $161.8 million in operating lease commitments.

          The degree to which we are leveraged may have important consequences for holders of our common stock. For example, it may:

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  make it more difficult for us to make payments on our indebtedness;

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  increase our vulnerability to general economic and industry conditions, including recessions and periods of significant inflation and financial market volatility;

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  expose us to the risk of increased interest rates because any borrowings we make under the ABL Facility, and our borrowings under the Term Loan Facility under certain circumstances, will bear interest at variable rates;

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  require us to use a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing our ability to fund working capital, capital expenditures and other expenses;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

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  place us at a competitive disadvantage compared to competitors that have less indebtedness; and

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  limit our ability to borrow additional funds that may be needed to operate and expand our business.

Despite our indebtedness levels, we, our subsidiaries and our affiliated professional corporations may be able to incur substantially more indebtedness which may increase the risks created by our substantial indebtedness.

          We, our subsidiaries and our affiliated professional corporations may be able to incur substantial additional indebtedness in the future. The Company is not subject to any restriction on its ability to incur indebtedness. The terms of the indenture governing the 2022 Notes and the credit agreements governing the Senior Secured Credit Facilities do not fully prohibit our subsidiaries and our affiliated professional corporations from incurring indebtedness. If the Company's subsidiaries are in compliance with certain incurrence ratios set forth in the credit agreements governing the Senior Secured Credit Facilities and the indenture governing the 2022 Notes, the Company's subsidiaries may be able to incur substantial additional indebtedness, which may increase the risks created by our current substantial indebtedness. Our affiliated professional corporations are not subject to the covenants governing any of our indebtedness. After giving effect to $132.5 million of letters of credit issued under the ABL Facility, as of March 31, 2014, we are able to borrow an additional $317.5 million under the ABL Facility. See "Description of Certain Indebtedness".

We will require a significant amount of cash to service our indebtedness. The ability to generate cash or refinance our indebtedness as it becomes due depends on many factors, some of which are beyond our control.

          The Company and EVHC are each holding companies, and as such they have no independent operations or material assets other than their ownership of equity interests in their respective subsidiaries and our subsidiaries' contractual arrangements with physicians and professional corporations. The Company and EVHC each depend on their respective subsidiaries to distribute funds to them so that they may pay their obligations and expenses, including satisfying their indebtedness. Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness and to fund planned capital expenditures and other corporate expenses will depend on the ability of our subsidiaries to make distributions, dividends or advances, which in turn will depend on their future operating performance and on economic, financial, competitive, legislative, regulatory and other factors and any legal and regulatory restrictions on the payment of distributions and dividends to which they may be subject. Many of these factors are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable it to satisfy our obligations under our indebtedness or to fund our other needs. In order for us to satisfy our obligations under our respective indebtedness and fund our planned capital expenditures, we must continue to execute our business strategy. If we are unable to do so, we may need to reduce or delay our planned capital expenditures or refinance all or a portion of our indebtedness on or before maturity. Significant delays in our planned capital expenditures may materially and adversely affect our future revenue prospects. In addition, we cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

The indenture governing the 2022 Notes and the credit agreements governing the Senior Secured Credit Facilities restrict the ability of most of our subsidiaries to engage in some business and financial transactions.

          Indenture.    The indenture governing the 2022 Notes contains restrictive covenants that, among other things, limit our ability and the ability of our subsidiaries to:

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  incur additional indebtedness or issue certain preferred shares;

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  pay dividends on, redeem or repurchase stock or make other distributions in respect of our capital stock;

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  repurchase, prepay or redeem subordinated indebtedness;

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  create liens;

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  transfer or sell assets;

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  create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

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  make investments;

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

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  enter into certain transactions with our affiliates; and

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  designate any of our subsidiaries as unrestricted subsidiaries.

          Senior Secured Credit Facilities.    The credit agreements governing the Senior Secured Credit Facilities contain a number of covenants that limit our ability and the ability of our restricted subsidiaries to:

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  incur additional indebtedness or issue certain preferred shares;

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  pay dividends on, redeem or repurchase stock or make other distributions in respect of our capital stock;

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  make investments;

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  repurchase, prepay or redeem junior indebtedness;

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  agree to payment restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

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  incur additional liens;

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  transfer or sell assets;

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

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  enter into certain transactions with affiliates;

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  agree to payment restrictions affecting our restricted subsidiaries;

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  make negative pledges; and

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  designate any of our subsidiaries as unrestricted subsidiaries.

          The credit agreement governing the ABL Facility also contains other covenants customary for asset-based facilities of this nature. Our ability to borrow additional amounts under the credit agreement governing the ABL Facility depends upon satisfaction of these covenants. Events beyond our control can affect our ability to meet these covenants.

          Our failure to comply with obligations under the indenture governing the 2022 Notes and the credit agreements governing the Senior Secured Credit Facilities may result in an event of default under that indenture or those credit agreements. A default, if not cured or waived, may permit acceleration of our indebtedness. We cannot be certain that we will have funds available to remedy these defaults. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

          Our indebtedness under the ABL Facility bears interest at variable rates, and, to the extent the rate for deposits in U.S. dollars in the London interbank market (adjusted for maximum reserves) for the applicable interest period ("LIBOR") exceeds 1.00%, our indebtedness under the Term Loan Facility bears interest at variable rates. As a result, increases in interest rates could increase the cost of servicing such debt and materially reduce our profitability and cash flows. As of March 31, 2014, assuming all ABL Facility revolving loans were fully drawn and LIBOR exceeded 1.00%, each one percentage point increase in interest rates would result in approximately a $17.5 million increase in annual interest expense on the Senior Secured Credit Facilities. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial debt.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the 2022 Notes.

          Under the indenture governing the 2022 Notes, upon the occurrence of specific kinds of change of control, EVHC must offer to repurchase the 2022 Notes at a price equal to 101% of the principal amount of the 2022 Notes plus accrued and unpaid interest to the date of purchase. The occurrence of specified events that would constitute a change of control under the indenture governing the 2022 Notes would also constitute a default under the credit agreements governing the Senior Secured Credit Facilities that permits the lenders to accelerate the maturity of borrowings thereunder and would require EVHC to offer to repurchase the 2022 Notes under the indenture governing the 2022 Notes. In addition, the Senior Secured Credit Facilities may limit or prohibit the purchase of the 2022 Notes by us in the event of a change of control, unless and until the indebtedness under the ABL Facility and the Term Loan Facility is repaid in full. As a result, following a change of control event, EVHC may not be able to repurchase the 2022 Notes unless all indebtedness outstanding under the Senior Secured Credit Facilities is first repaid and any other indebtedness that contains similar provisions is repaid, or EVHC may obtain a waiver from the holders of such indebtedness to provide it with sufficient cash to repurchase the 2022 Notes. Any future debt agreements that we enter into may contain similar provisions. We may not be able to obtain such a waiver, in which case EVHC may be unable to repay all indebtedness under the 2022 Notes. We may also require additional financing from third parties to fund any such repurchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the 2022 Notes may be limited by law. In order to avoid the obligations to repurchase the 2022 Notes and events of default and potential breaches of the credit agreements governing the Senior Secured Credit Facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

Risks Related to Our Common Stock and This Offering

The Company is a holding company with no operations of its own, and it depends on its subsidiaries for cash to fund all of its operations and expenses, including to make future dividend payments, if any.

          Our operations are conducted entirely through our subsidiaries and our ability to generate cash to fund all of our operations and expenses, to pay dividends or to meet any debt service obligations is highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, none of our subsidiaries will be obligated to make funds available to us for the payment of dividends. Further, the indenture governing the 2022 Notes and the agreements governing the Senior Secured Credit Facilities significantly restrict the ability of our subsidiaries to pay dividends, make loans or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

The market price of our common stock may fluctuate significantly and could decline after this offering.

          Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares.

          The market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

  •
  industry or general market conditions;

  •
  domestic and international economic factors unrelated to our performance;

  •
  changes in our customers' preferences;

  •
  new regulatory pronouncements and changes in regulatory guidelines;

  •
  lawsuits, enforcement actions and other claims by third parties or governmental authorities;

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  changes in securities analysts' estimates of our financial performance or lack of research and reports by industry analysts;

  •
  action by institutional stockholders or other large stockholders (including the CD&R Affiliates), including future sales;

  •
  speculation in the press or investment community;

  •
  investor perception of us and our industry;

  •
  changes in market valuations or earnings of similar companies;

  •
  announcements by us or our competitors of significant contracts, acquisitions or strategic partnerships;

  •
  any future sales of our common stock or other securities; and

  •
  additions or departures of key personnel.

          The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against such company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management's attention and resources, which would harm our business, operating results and financial condition.

Future sales of shares by existing stockholders could cause our stock price to decline.

          Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. As of June 30, 2014, we had 181,205,468 outstanding shares of common stock. Upon completion of this offering, we will have an aggregate 182,541,854 shares of common stock outstanding. Of these shares, all of the 79,925,000 shares of common stock sold in our initial public offering and the February 2014 offering by certain of our stockholders, including the CD&R Affiliates, are, and the 27,500,000 shares of common stock to be sold in this offering will be, freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of our common stock outstanding will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, means of sale, holding period and other limitations of Rule 144 under the Securities Act or pursuant to an exception from registration under Rule 701 under the Securities Act, subject to the terms of the lock-up agreements entered into by us, the CD&R Affiliates and our executive officers and directors. Any two of Goldman, Sachs & Co., Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Lock-Up Release Parties") may, at any time, release all or any portion of the securities subject to lock-up agreements entered into in connection with this offering. See "Underwriting".

          In August 2013, we filed a registration statement under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, all shares of common stock acquired upon exercise of stock options granted under our plans will also be freely tradable under the Securities Act, subject to the terms of the lock-up agreements described in the immediately preceding paragraph, unless purchased by our affiliates. As of June 30, 2014, there were stock options outstanding to purchase a total of 14,874,084 shares of our common stock and there were 123,723 shares of our common stock subject to restricted stock units. In addition, 16,539,986 shares of our common stock are reserved for future issuances under our Omnibus Incentive Plan.

          We, the CD&R Affiliates, our executive officers and directors signed lock-up agreements with the underwriters under which, subject to certain exceptions, they agreed not to sell, transfer or dispose of or hedge, directly or indirectly, any shares of our common stock or any securities convertible into or exerciseable or exchangeable for shares of our common stock for a period of 60 days after the date of this prospectus, subject to possible extension under certain circumstances, except with the prior written consent of any two of the Lock-Up Release Parties. Following the expiration of this 60-day lock-up period, the shares of our common stock subject to the underwriters' lock-up agreements will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 under the Securities Act. See "Shares of Common Stock Eligible for Future Sale". In addition, our significant stockholders may distribute shares that they hold to their investors who themselves may then sell into the public market following the expiration of the lock-up period. Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144 under the Securities Act. As resale restrictions end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them.

          In the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

          The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more analysts downgrade our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

The CD&R Affiliates will have significant influence over us and may not always exercise their influence in a way that benefits our public stockholders.

          Following the completion of this offering, we anticipate that the CD&R Affiliates will own approximately 39.5% of the outstanding shares of our common stock, assuming that the underwriters do not exercise their option to purchase additional shares. As a result, the CD&R Affiliates will continue to exercise significant influence over all matters requiring stockholder approval for the foreseeable future, including approval of significant corporate transactions, which may reduce the market price of our common stock.

          Although after this offering the CD&R Affiliates will reduce their beneficial ownership to below 50% of our outstanding common stock, they will still be able to assert significant influence over our Board of Directors and certain corporate actions. The CD&R Affiliates have the right to designate a number of nominees for election to our Board of Directors (the "CD&R Designees") equal to: (i) at least 40% of the total number of directors comprising our Board of Directors as long as the CD&R Affiliates own at least 40% but less than 50% of the outstanding shares of our common stock; (ii) at least 30% of the total number of directors comprising our Board of Directors as long as the CD&R Affiliates own at least 30% but less than 40% of the outstanding shares of our common stock; (iii) at least 20% of the total number of directors comprising our Board of Directors as long as the CD&R Affiliates own at least 20% but less than 30% of the outstanding shares of our common stock; and (iv) at least 5% of the total number of directors comprising our Board of Directors as long as the CD&R Affiliates own at least 5% but less than 20% of the outstanding shares of our common stock. A CD&R Designee is required to serve as the Chairman of the Board of Directors as long as the CD&R Affiliates own at least 30% of the outstanding shares of our common stock.

          Because the CD&R Affiliates' interests may differ from your interests, actions the CD&R Affiliates take as a significant stockholder may not be favorable to you. For example, the concentration of ownership held by the CD&R Affiliates could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably. Other potential conflicts could arise, for example, over matters such as employee retention or recruiting, or our dividend policy.

Under our amended and restated certificate of incorporation, the CD&R Affiliates and their respective affiliates and, in some circumstances, any of our directors and officers who is also a director, officer, employee, member or partner of the CD&R Affiliates and their respective affiliates, have no obligation to offer us corporate opportunities.

          The policies relating to corporate opportunities and transactions with the CD&R Affiliates set forth in our second amended and restated certificate of incorporation ("amended and restated certificate of incorporation") address potential conflicts of interest between the Company, on the one hand, and the CD&R Affiliates and their respective officers and directors who are directors or officers of our company, on the other hand. By becoming a stockholder in the Company, you will be deemed to have notice of and have consented to these provisions of our amended and restated certificate of incorporation. Although these provisions are designed to resolve conflicts between us and the CD&R Affiliates and their respective affiliates fairly, conflicts may not be so resolved.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.

          If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

          Our initial public offering was completed on August 19, 2013. As a new public company, we are subject to the reporting and corporate governance requirements, under the listing standards of the New York Stock Exchange ("NYSE") and the Sarbanes-Oxley Act of 2002, that apply to issuers of listed equity, which impose certain significant compliance costs and obligations upon us. The changes necessitated by being a publicly listed company require a significant commitment of additional resources and management oversight which will increase our operating costs. These changes will also place additional demands on our finance and accounting staff and on our financial accounting and information systems. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors' fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we are required, among other things, to define and expand the roles and the duties of our Board of Directors and its committees and institute more comprehensive compliance and investor relations functions.

          In particular, beginning with the year ending December 31, 2014 our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002. If our independent registered public accounting firm is unable to provide us with an unmodified report regarding the effectiveness of our internal control over financial reporting (at such time as it is required to do so), investors could lose confidence in the reliability of our consolidated financial statements. This could result in a decrease in the value of our common stock. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the Securities and Exchange Commission ("SEC"), the NYSE, or other regulatory authorities.

We could be the subject of securities class action litigation due to future stock price volatility, which could divert management's attention and adversely affect our results of operations.

          The stock market in general, and market prices for the securities of companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. A certain degree of stock price volatility can be attributed to being a newly public company. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. In certain situations in which the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a similar lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.

          Our amended and restated certificate of incorporation and amended and restated by-laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, after giving effect to the sale of shares by the CD&R Affiliates in this offering, our amended and restated certificate of incorporation and amended and restated by-laws collectively:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

  •
  provide for our classified Board of Directors, which divides our Board of Directors into three classes, with members of each class serving staggered three-year terms, which prevents stockholders from electing an entirely new Board of Directors at an annual meeting;

  •
  limit the ability of stockholders to remove directors;

  •
  provide that vacancies on our Board of Directors, including vacancies resulting from an enlargement of our Board of Directors, may be filled only by a majority vote of directors then in office;

  •
  prohibit stockholders from calling special meetings of stockholders;

  •
  prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;

  •
  establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders; and

  •
  require the approval of holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation.

          These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. See "Description of Capital Stock — Anti-Takeover Effects of our Certificate of Incorporation and By-Laws".

          Our amended and restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

          We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth, to develop our business, for working capital needs and for general corporate purposes. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. In addition, our operations are conducted almost entirely through our subsidiaries. As such, to the extent that we determine in the future to pay dividends on our common stock, none of our subsidiaries will be obligated to make funds available to us for the payment of dividends. Further, the indenture governing the 2022 Notes and the agreements governing the ABL Facility and the Term Loan Facility significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

Upon completion of this offering, we will no longer be a "controlled company" within the meaning of the NYSE rules and the rules of the SEC. However, we may continue to rely on exemptions from certain corporate governance requirements during a one year transition period.

          After the completion of this offering, the CD&R Affiliates will no longer control a majority of the voting power of our outstanding common stock. As a result, we will no longer be a "controlled company" within the meaning of the corporate governance rules of the NYSE. Consequently, under the NYSE corporate governance rules, we will be required to (i) appoint a majority of independent directors to our Board of Directors within one year of the date we no longer qualify as a "controlled company", (ii) appoint a majority of independent directors to each of the compensation and nominating and corporate governance committees within 90 days of the date we no longer qualify as a "controlled company" and that such committees be composed entirely of independent directors within one year of such date and (iii) have an annual performance evaluation of the nominating and corporate governance and compensation committees. During these transition periods, we may continue to utilize the available exemptions from certain corporate governance requirements as permitted by the NYSE rules. Accordingly, during the transition periods, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance standards.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

          Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the General Corporation Law of the State of Delaware ("DGCL") or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

USE OF PROCEEDS

          The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of these shares of our common stock. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of our common stock, and the Company will bear the remaining expenses. See "Principal and Selling Stockholders".

 PRICE RANGE OF COMMON STOCK

          Our common stock is listed on the NYSE under the symbol "EVHC". Our common stock began to trade on the NYSE on August 14, 2013.

          On July 10, 2014, the last quoted price per share of our common stock on the NYSE was $34.61. As of June 30, 2014, there were approximately 53 registered holders of our common stock.

          The following table sets forth the high and low sales prices per share of our common stock as reported on the NYSE:

	High Sale Price	Low Sale Price
2013
Third Quarter (beginning August 14, 2013)	$28.88	$24.62
Fourth Quarter	$35.55	$25.97
2014
First Quarter	$35.29	$30.41
Second Quarter	$38.02	$30.36
Third Quarter (through July 10, 2014)	$36.30	$33.81

 DIVIDEND POLICY

          We do not intend to declare or pay dividends on our common stock for the foreseeable future. We currently intend to retain earnings to finance the growth and development of our business and for working capital and general corporate purposes. Our ability to pay dividends to holders of our common stock is limited by our ability to obtain cash or other assets from our subsidiaries. Further, the covenants in the indenture governing the 2022 Notes and the agreements governing the ABL Facility and the Term Loan Facility significantly restrict the ability of the Company's subsidiaries to pay dividends to the Company or otherwise transfer assets to the Company. Any payment of dividends will be at the discretion of our Board of Directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our Board of Directors may deem relevant.

 CAPITALIZATION

          The following table sets forth our cash and cash equivalents and capitalization on a consolidated basis as of March 31, 2014, as adjusted for the 2022 Notes Offering.

          You should read this table in conjunction with "Prospectus Summary—Summary Consolidated Financial Data" and "Description of Certain Indebtedness" included elsewhere in this prospectus and consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our 2013 Form 10-K and Q1 2014 Form 10-Q, which are incorporated by reference into this prospectus.

As of March 31, 2014
(unaudited) (In thousands, except share and per share amounts)
Cash and cash equivalents	$286,535

Long-term Debt:
2022 Notes(1)	$750,000
ABL Facility(2)	—
Term Loan Facility	1,295,652
Other	881

Total Long-term Debt (including current portion)	2,046,533
Equity:
Common stock ($0.01 par value, 2,000,000,000 shares authorized and 181,131,273 shares issued and outstanding)	1,804
Preferred stock ($0.01 par value, 200,000,000 shares authorized and no shares issued and outstanding)	—
Treasury stock at cost	(1,347)
Additional paid-in capital	1,577,521
Retained earnings	43,166
Accumulated other comprehensive loss	(1,125)
Noncontrolling interest	11,980

Total equity	1,631,999

Total capitalization	$3,678,532

(1)
On June 18, 2014, EVHC issued $750.0 million in aggregate principal amount of 2022 Notes. A portion of the net proceeds from the 2022 Notes Offering was used to redeem all of EVHC's outstanding 2019 Notes totaling $617.5 million in aggregate principal amount of which $9.8 million was held by our captive insurance subsidiary.

(2)
As of March 31, 2014, EVHC had available borrowing capacity of $317.5 million and $132.5 million of letters of credit issued under the ABL Facility.

 PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth information as of June 30, 2014, with respect to the ownership of our common stock by:

  •
  each person known to own beneficially more than 5% of our common stock;

  •
  each director;

  •
  each of the named executive officers;

  •
  all directors and executive officers as a group; and

  •
  each selling stockholder.

          The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date, which in the case of the following table is June 30, 2014. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

          Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. The amounts set forth in this table do not reflect the 4,125,000 of additional shares the underwriters have the right to purchase from the CD&R Affiliates.

	Shares Beneficially Owned Before the Offering and After the Offering
Name of Beneficial Owner	Number	Percentage Before the Offering	Shares Offered Hereby	Shares Beneficially Owned After the Offering	Percentage After the Offering
CD&R Affiliates(1)(7)(10)	98,188,640	54.2%	26,125,843	72,062,797	39.5%
William A. Sanger(2)(3)(4)	4,987,740	2.7%	543,900	4,443,840	2.4%
Randel G. Owen(2)(3)(4)	1,759,069	*	249,375	1,509,694	*
Todd G. Zimmerman(2)(4)	791,163	*	85,000	706,163	*
Dighton C. Packard, M.D.(2)(4)	324,224	*	—	324,224	*
Steve W. Ratton, Jr.(2)(4)	171,793	*	42,948	128,845	*
Edward Van Horne(2)(5)	105,759	*	20,269	85,490	*
Steve G. Murphy(2)(5)	72,840	*	21,852	50,988	*
Craig A. Wilson(2)(5)	73,520	*	12,575	60,945	*
Richard J. Schnall(3)(6)(7)	—	—	—	—	*
Kenneth A. Giuriceo(3)(6)(7)	—	—	—	—	*
Ronald A. Williams(3)(5)(6)(7)	392,346	*	130,782	261,564	*
Carol J. Burt(2)(3)(8)	51,051	*	—	51,051	*
Leonard Riggs, Jr., M.D.(2)(3)(8)	179,014	*	15,000	164,014	*
Michael L. Smith(2)(3)(8)	54,236	*	—	54,236	*
Mark V. Mactas(2)(3)	—	—	—	—	*
All executive officers and directors, as a group (16 persons)(2)(9)	8,962,755	4.8%	1,121,701	7,841,054	4.2%
Non-Executive Selling Stockholders(2)(11)	1,577,631	*	252,456	1,325,175	*

*
Less than 1%

(1)
Represents shares of the Company's common stock held by the CD&R Affiliates as follows: (i) 49,811,004 shares of the Company's common stock held by Clayton, Dubilier & Rice Fund VIII, L.P.; (ii) 48,125,445 shares of the Company's common stock held by CD&R EMS Co-Investor, L.P.; (iii) 187,987 shares of the Company's common stock held by CD&R Advisor Fund VIII Co-Investor, L.P.; and (iv) 64,204 shares of the Company's common stock held by CD&R Friends & Family Fund VIII, L.P. CD&R Associates VIII, Ltd., as the general partner of each of the CD&R Affiliates, CD&R Associates VIII, L.P., as the sole stockholder of CD&R Associates VIII, Ltd., and CD&R Investment Associates VIII, Ltd., as the general partner of CD&R Associates VIII, L.P., may each be deemed to beneficially own the shares of the Company's common stock held by the CD&R Affiliates. CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares of the Company's common stock shown as beneficially owned by the CD&R Affiliates. Such persons expressly disclaim such beneficial ownership. Investment and voting decisions with respect to shares held by each of the CD&R Affiliates are made by an investment committee of limited partners of CD&R Associates VIII, L.P., currently consisting of more than ten individuals (the "Investment Committee"). All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the CD&R Affiliates. Each of CD&R Associates VIII, Ltd., CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares of the Company's common stock held by the CD&R Affiliates.

(2)
The business address for these persons is c/o Envision Healthcare Holdings, Inc., 6200 S. Syracuse Way, Suite 200, Greenwood Village, CO 80111.

(3)
Member of our Board of Directors.

(4)
Named executive officers. Represents shares of common stock and options to purchase shares of common stock which are currently exercisable or which will become exercisable within 60 days of the determination date.

(5)
Messrs. Van Horne, Murphy and Wilson are executive officers and Mr. Williams is Chairman of our board of directors. Represents shares of common stock and options to purchase shares of common stock which are currently exercisable or which will become exercisable within 60 days of the determination date.

(6)
Does not include 98,188,640 shares of the Company's common stock held by the CD&R Affiliates. Messrs. Schnall, Giuriceo and Williams are directors of EVHC, Messrs. Schnall and Giuriceo are financial partners of CD&R and Mr. Williams is an operating advisor to CD&R Fund VIII. They each expressly disclaim beneficial ownership of the shares of the Company's common stock held by the CD&R Affiliates.

(7)
The address for the CD&R Affiliates, CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, New York 10152.

(8)
Represents shares of common stock and shares of common stock underlying restricted stock units.

(9)
Includes 1,784,573 shares of the Company's common stock that were issued subsequent to the Merger and 7,178,182 options to purchase shares of the Company's common stock which are currently exercisable or which will become exercisable within 60 days of the determination date.

(10)
For information regarding certain material relationships between selling stockholders and the Company, see "Related Party Transactions" included in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2014 (our "2014 Proxy Statement"), which is incorporated by reference into this prospectus.

(11)
Represents shares of common stock and options to purchase shares of the Company's common stock which are currently exercisable or which will become exercisable within 60 days of the determination date.

DESCRIPTION OF CAPITAL STOCK

General

          Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share and 200,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of June 30, 2014, there were 181,205,468 shares of our common stock issued and outstanding, not including 14,874,084 shares of our common stock issuable upon exercise of outstanding stock options and 123,723 shares of our common stock subject to outstanding restricted stock units.

          The following descriptions of our capital stock, amended and restated certificate of incorporation and amended and restated by-laws are intended as summaries only and are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, and to the applicable provisions of the DGCL.

Common Stock

          Holders of common stock are entitled:

  •
  to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

  •
  to receive, on a pro rata basis, dividends and distributions, if any, that the Board of Directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

  •
  upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

          Our ability to pay dividends on our common stock is subject to our subsidiaries' ability to pay dividends to us, which is in turn subject to the restrictions set forth in the Senior Secured Credit Facilities and the indenture governing the 2022 Notes. See "Dividend Policy".

          The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

          As of June 30, 2014, we had 181,205,468 shares of common stock outstanding and 53 holders of record of common stock.

Preferred Stock

          Under our amended and restated certificate of incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. No shares of our authorized preferred stock are currently outstanding. Because the Board of Directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Annual Stockholders Meeting

          Our amended and restated by-laws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting

          The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated by-laws, a different vote is required, in which case such provision will control.

Anti-Takeover Effects of our Certificate of Incorporation and By-Laws

          The provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which could result in an improvement of their terms. The following discussion gives effect to the sale of shares of our common stock in this offering by the CD&R Affiliates, after which the CD&R Affiliates will cease to own at least 50% of the outstanding shares of our common stock.

Authorized but Unissued Shares of Capital Stock

          Common Stock.    The remaining shares of authorized and unissued common stock are available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

          Preferred Stock.    Under our amended and restated certificate of incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

          Classified Board of Directors.    In accordance with the terms of our amended and restated certificate of incorporation, our Board of Directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Under our amended and restated certificate of incorporation, our Board of Directors consists of such number of directors as may be determined from time to time by resolution of the Board of Directors, but in no event may the number of directors be less than one. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our amended and restated certificate of incorporation provides that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, subject to our stockholders agreement with respect to the director designation rights of the CD&R Affiliates. Any director elected to fill a vacancy will hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. Our classified Board of Directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

          Special Meetings of Stockholders.    Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by the Chairman of our Board of Directors or by a resolution adopted by a majority of our Board of Directors.

          No Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders.

          Removal of Directors.    Our amended and restated certificate of incorporation provides that directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors.

          Stockholder Advance Notice Procedure.    Our amended and restated by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated by-laws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder's intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder's notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year's annual meeting, a stockholder's notice must be delivered to our corporate secretary (x) not less than 90 days nor more than 120 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

          Amendments to Certificate of Incorporation and By-Laws.    Our amended and restated certificate of incorporation provides that our amended and restated certificate of incorporation may be amended by both the affirmative vote of a majority of our Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided that, specified provisions of our amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing:

  •
  liability and indemnification of directors;

  •
  corporate opportunities;

  •
  prohibition on the rights of stockholders to call a special meeting;

  •
  removal of directors for cause;

  •
  classified Board of Directors; and

  •
  required approval of the holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation.

          In addition, our amended and restated certificate of incorporation and amended and restated by-laws provide that our amended and restated by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the Board of Directors, or by the affirmative vote of the holders of at least 66 2/3%, of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

          These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated by-laws that may have an anti-takeover effect.

          Section 203 of the Delaware General Corporation Law.    In our amended and restated certificate of incorporation, we elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203.

Limitations on Liability and Indemnification

          Our amended and restated certificate of incorporation contains provisions permitted under DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  Section 174 of the DGCL (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

          The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

          Our amended and restated by-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board of Directors. Our amended and restated by-laws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.

          In connection with our initial public offering, we entered into an indemnification agreement with each of our directors. On November 11, 2013, we entered into an indemnification agreement with Mark V. Mactas. The indemnification agreements provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Corporate Opportunities

          Our amended and restated certificate of incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities, that are from time to time presented to the CD&R Affiliates or any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than us and our subsidiaries), even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither the CD&R Affiliates nor their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer of the Company, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Choice of Forum

          Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed to the Company or the Company's stockholders by any of the Company's directors, officers, employees or agents, (iii) any action asserting a claim against the Company arising under the DGCL or (iv) any action asserting a claim against the Company that is governed by the internal affairs doctrine. We may consent in writing to alternative forums. By becoming a stockholder of the Company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum.

Market Listing

          Our common stock is listed on the NYSE under the symbol "EVHC".

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

          Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale, some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Securities

          Upon completion of this offering, we will have an aggregate 182,541,854 shares of common stock outstanding. Of these shares, all of the 79,925,000 shares sold in our initial public offering and in the February 2014 secondary offering are, and the 27,500,000 shares to be sold in this offering will be, freely transferable without restriction or further registration under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of our common stock outstanding will be restricted securities within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Lock-up Agreements

          We, the CD&R Affiliates, our executive officers and directors signed lock-up agreements under which, subject to certain exceptions, they agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 60 days, subject to possible extension under certain circumstances, after the date of this prospectus, except with the prior written consent of any two of the Lock-Up Release Parties. These agreements do not apply to any existing employee benefit plans. These agreements are described below under "Underwriting".

Rule 144

          In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

          In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of "restricted shares" of our common stock, are entitled to sell within any three month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 1,825,419 shares immediately after this offering; and

  •
  the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date of filing a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

          Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

          Any of our employees, officers or directors who acquired shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

Equity Incentive Plans

          In connection with our initial public offering, we adopted the Omnibus Incentive Plan to enable us to better align our compensation programs with those typical of companies with publicly traded securities.

          As of June 30, 2014, we had outstanding 14,874,084 options to purchase shares of common stock, of which 9,814,655 options to purchase shares of common stock were vested. Following our initial public offering, we filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issuable upon exercise of outstanding options as well as all shares of our common stock reserved for future issuance under the Omnibus Incentive Plan. See "Executive Compensation — Determination of 2013 Compensation of Named Executive Officers — Long-Term Incentives" included in our 2014 Proxy Statement, which is incorporated by reference into this prospectus, for additional information regarding these plans. Shares of our common stock issued under the S-8 registration statement are available for sale in the public market, subject to the Rule 144 provisions applicable to affiliates, and subject to any vesting restrictions and the underwriters' lock-up agreements applicable to these shares.

Registration Rights Agreement

          The CD&R Affiliates will have the right to require us to register shares of common stock for resale in some circumstances. See "Related Party Transactions — Registration Rights Agreement" included in our 2014 Proxy Statement, which is incorporated by reference into this prospectus.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

ABL Facility

          EVHC entered into a credit agreement dated May 25, 2011 that was amended on February 27, 2013 (the "ABL Credit Agreement") for the ABL Facility with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto.

General

          EVHC is and, at the option of EVHC, any of EVHC's domestic wholly owned subsidiaries may be, a borrower (collectively, the "Borrower") under the ABL Facility. The ABL Facility provides for an asset-based revolving credit facility in the amount of up to $450 million, subject to borrowing base availability, and includes letter of credit and swingline sub-facilities. Amounts are available under the ABL Facility in U.S. dollars. In addition, subject to certain terms and conditions, the Borrower is entitled to request additional revolving credit commitments or term loans under the ABL Facility, which shares in the borrowing base up to an amount such that the aggregate amount of ABL commitments does not exceed $650 million.

          The final maturity date of the ABL Facility is February 27, 2018. In addition, however, the ABL Credit Agreement provides the right for individual lenders to extend the maturity date of their commitments and loans upon the request of the Borrower and without the consent of any other lender.

          The "borrowing base" is defined in the ABL Credit Agreement as, at any time, the sum of (i) 85% of the eligible accounts receivable of each Borrower and each guarantor (the "A/R Amount"); plus (ii) the lesser of (x) 50% of the lower of cost and fair market value of the eligible inventory of the Borrower and each guarantor and (y) 5% of the A/R Amount; plus (iii) the lesser of (x) accounts receivable of the Borrower and each guarantor aged 180 - 360 days that are otherwise eligible accounts receivable and (y) 5% of the A/R Amount; minus (iv) such availability reserves as the administrative agent, in its permitted discretion, deems appropriate at such time; minus (v) the outstanding principal amount of any future term loans (if any) incurred pursuant to the ABL Credit Agreement. As of March 31, 2014, the borrowing base was $450.0 million.

          The ABL Facility is available to fund working capital and for general corporate purposes. As of March 31, 2014, EVHC had available borrowing capacity of $317.5 million and $132.5 million of letters of credit issued under the ABL Facility.

Interest Rates and Fees

          The revolving credit loans under the ABL Credit Agreement bear interest at the Borrower's election at a rate equal to (i) LIBOR, plus (x) 2.00% in the event that average daily excess availability is less than or equal to 33% of availability, (y) 1.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (z) 1.50% in the event that average daily excess availability is greater than 66% of availability, or (ii) the alternate base rate, which will be the highest of (x) the corporate base rate established by the administrative agent from time to time, (y) 0.50% in excess of the overnight federal funds rate and (z) the one-month LIBOR rate (adjusted for maximum reserves) plus 1.00% plus, in each case, (A) 1.00% in the event that average daily excess availability is less than or equal to 33% of availability, (B) 0.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (C) 0.50% in the event that average daily excess availability is greater than 66% of availability.

          The ABL Facility bears a commitment fee that ranges from 0.375% to 0.250%, payable quarterly in arrears, based on the utilization of the ABL Facility, and customary letter of credit fees.

Prepayments

          If, at any time, the aggregate amount of outstanding revolving credit loans, swingline borrowings, unreimbursed drawings under letters of credit and the undrawn amount of outstanding letters of credit exceeds the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the ABL Facility, prepayments of the revolving credit loans (and after giving effect to such prepayment the cash collateralization of letters of credit) will be required in an amount equal to such excess. The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of loan commitments under the ABL Facility and amounts prepaid may be reborrowed, subject to availability and then effective commitments under the ABL Facility.

          After the occurrence and the continuance of a Dominion Event (as defined in the ABL Credit Agreement) to the date specified availability shall have been in excess of such thresholds in the definition of Dominion Event and no specified event of default has existed or been continuing for 21 consecutive calendar days, all amounts deposited in the core concentration account controlled by the administrative agent will be applied on a daily basis to the outstanding loan balances under the ABL Facility and certain other secured obligations then due and owing.

          Voluntary reductions of the unutilized portion of the ABL commitments and prepayments of borrowings under the ABL Facility are permitted at any time, subject to minimum principal amount requirements, without premium or penalty, subject to reimbursement of the lenders' redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Guarantee; Security

          All obligations under the ABL Facility are guaranteed by Intermediate Corporation and each direct and indirect wholly owned material U.S. restricted subsidiary of the Borrower, other than certain excluded subsidiaries. All obligations of each borrower and each guarantor are secured by the following:

  •
  a perfected security interest in all present and after-acquired accounts receivable, inventory, other current assets and certain service contracts supporting eligible receivables and all proceeds thereof, including cash, cash equivalents, deposit accounts, securities accounts, investment accounts, instruments, chattel paper, general intangibles (excluding, for the avoidance of doubt, trademarks, trade names and other intellectual property), letters of credit, insurance proceeds and investment property in each case arising from any such accounts receivable, inventory and other current assets and all books and records and related data processing software relating to, or arising from, any of the foregoing, subject to customary exceptions (the "ABL Priority Collateral"), which security interest is senior to the security interest in the foregoing assets securing the Term Loan Facility (as described under "— Term Loan Facility" below); and

  •
  a perfected security interest in the Term Loan Priority Collateral (as described under "— Term Loan Facility" below), which security interest is junior to the security interest in the Term Loan Priority Collateral securing the Term Loan Facility.

          The ABL Facility generally does not require the security interest in deposit accounts owned by the Borrower and its subsidiaries to be perfected, except for certain collection accounts into which certain accounts receivable are paid, if any, and certain "concentration" accounts into which cash is swept on a regular basis once collected.

Covenants, Representations and Warranties

          The ABL Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants contain limitations on the following: incurrence of additional indebtedness or issuance of certain preferred shares; payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock; making investments; repurchase, prepayment or redemption of junior indebtedness; agreeing to payment restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers; incurrence of additional liens; transfer or sale of assets; consolidation, merger, sale or other disposition of all or substantially all of our assets; entering into certain transactions with our affiliates; designation of any of our subsidiaries as unrestricted subsidiaries; and making of negative pledges. The negative covenants are subject to the customary exceptions and also permit the payment of dividends and distributions, investments, permitted acquisitions, payments or redemptions of junior indebtedness, asset sales and mergers, consolidations and sales of all or substantially all assets involving subsidiaries upon satisfaction of a "payment condition". The payment condition is deemed satisfied upon 30-day average excess availability exceeding agreed upon thresholds and, in certain cases, the absence of specified events of default or known events of default and pro forma compliance with a fixed charge coverage ratio of 1.0 to 1.0.

          There are no financial covenants included in the ABL Credit Agreement, other than a springing minimum fixed charge coverage ratio of at least 1.0 to 1.0, which is tested only when specified availability is less than the greater of (A) $40 million (less an amount equal to the gross proceeds of significant asset sales (if any), but in no case less than $35 million) and (B) 12.5% of the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the ABL Facility, and continuing until such time as specified availability has been in excess of such threshold for a period of 30 consecutive calendar days.

Events of Default

          Events of default under the ABL Credit Agreement are limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross-default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees or security interests, asserted invalidity or contest of the validity of any intercreditor agreement, and a change of control, in each case subject to customary threshold, notice and grace period provisions.

Term Loan Facility

          EVHC entered into a credit agreement dated May 25, 2011 that was amended on February 7, 2013 (the "Term Loan Credit Agreement") with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto, providing for the senior secured Term Loan Facility.

General

          The Borrower under the Term Loan Facility is EVHC. The Term Loan Facility consists of a senior secured term loan credit facility in the amount of up to $1,590 million. The final maturity date of the Term Loan Facility is May 25, 2018. In addition, however, the Term Loan Credit Agreement provides the right for individual lenders to extend the maturity date of their loans upon the request of the Borrower and without the consent of any other lender.

          Subject to specified conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), the Term Loan Facility may be expanded (or a new term loan facility or revolving credit facility added) by up to (i) $250.0 million plus (ii) an additional amount as will not cause the net first lien leverage ratio after giving effect to the incurrence of such additional amount to exceed 4.0:1.0 (calculated by treating any junior lien or unsecured debt incurred in reliance on this clause (ii) as if it were secured on a first lien basis).

          As of March 31, 2014, EVHC had $1,295.7 million of borrowings outstanding under the Term Loan Facility.

Interest Rates and Fees

          The loans under the Term Loan Credit Agreement initially bear interest at a rate equal to (i) the higher of (x) LIBOR and (y) 1.00%, plus, in each case, 3.00% (with a step-down to 2.75% in the event that the Company meets a consolidated first lien net leverage ratio of 2.50:1.00), or (ii) the alternate base rate, which will be the highest of (w) the corporate base rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the one-month LIBOR rate (adjusted for maximum reserves) plus 1.00% and (z) 2.00%, plus, in each case, 2.00% (with a step-down to 1.75% in the event that the Company meets a consolidated first lien net leverage ratio of 2.50:1.00).

Prepayments

          The Term Loan Facility is subject to mandatory prepayment and reduction in an amount equal to (a) commencing with the fiscal year of the Borrower ending on or about December 31, 2012, 50% of excess cash flow (as defined in the Term Loan Credit Agreement), with a reduction to zero based upon achievement of a consolidated net leverage ratio of less than 5.75:1.00, (b) 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its subsidiaries (other than indebtedness permitted under the Term Loan Facility) and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including certain insurance and condemnation proceeds) in excess of a certain amount and subject to the right of the Borrower to reinvest such proceeds within a specified period of time, and certain other exceptions.

          Voluntary prepayments of borrowings under the Term Loan Facility are permitted at any time, subject to minimum principal amount requirements, subject to reimbursement of the lenders' redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period. Since the date of the Merger, EVHC has voluntarily prepaid $250 million of principal borrowings under the Term Loan Facility.

Guarantee; Security

          All obligations under the Term Loan Facility are guaranteed by Intermediate Corporation and each direct and indirect wholly owned material U.S. restricted subsidiary of the Borrower, other than certain excluded subsidiaries. All obligations of the Borrower and each guarantor are secured by the following:

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  a perfected security interest in substantially all tangible and intangible assets of the Borrower and each guarantor, including the capital stock of the Borrower and the capital stock of each U.S. subsidiary of each borrower and each guarantor, and 65% of each series of capital stock of any non-U.S. subsidiary held directly by the Borrower or any guarantor, subject to customary exceptions (the "Term Loan Priority Collateral"), which security interest is senior to the security interest (other than with respect to ABL Priority Collateral) in the foregoing assets securing the ABL Facility; and

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  a perfected security interest in the ABL Priority Collateral, which security interest is junior to the security interest in the ABL Priority Collateral securing the ABL Facility.

Covenants, Representations and Warranties

          The Term Loan Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants contain limitations on the following: the incurrence of additional indebtedness; payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock; making investments; repurchase, prepayment or redemption of junior indebtedness; agreeing to payment restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers; incurrence of additional liens; transfer or sale of assets; consolidation, merger, sale or other disposition of all or substantially all of our assets; entering into certain transactions with affiliates; designation any of our subsidiaries as unrestricted subsidiaries; and making of negative pledges. The negative covenants are subject to customary exceptions.

          There are no financial covenants included in the Term Loan Credit Agreement.

Events of Default

          Events of default under the Term Loan Credit Agreement are limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees or security interests, asserted invalidity or contest of the validity of any intercreditor agreement, and a change of control, in each case subject to customary thresholds, notice and grace period provisions.

2022 Notes

          EVHC issued $750 million aggregate principal amount of the 5.125% Senior Notes due 2022 pursuant to the Indenture, dated as of June 18, 2014 (as supplemented, the "2022 Notes Indenture"), among EVHC, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as Trustee (the "Trustee"), and the First Supplemental Indenture dated as of June 18, 2014, among EVHC, the subsidiary guarantors party thereto and the Trustee. Each guarantor party to the 2022 Notes Indenture provides an unconditional guarantee of the obligations of EVHC under the 2022 Notes.

          The 2022 Notes bear interest at a rate of 5.125% per annum. Interest on the 2022 Notes is payable on January 1 and July 1 of each year. The 2022 Notes mature on July 1, 2022.

Ranking; Guarantee

          The 2022 Notes are unsecured senior indebtedness of EVHC and are effectively subordinated to all of EVHC's secured indebtedness, to the extent of the value of the assets securing such indebtedness. The 2022 Notes Indenture provides that the guarantee of each subsidiary is an unsecured senior obligation of that subsidiary and the 2022 Notes will, subject to certain exceptions, be guaranteed by each of EVHC's current and future domestic subsidiaries that guarantee EVHC's obligations under the Senior Secured Credit Facilities.

Optional Redemption

          EVHC may redeem the 2022 Notes, in whole or in part, at any time prior to July 1, 2017, at a price equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium. EVHC may redeem the 2022 Notes, in whole or in part, at any time (i) on and after July 1, 2017 and prior to July 1, 2018, at a price equal to 103.844% of the principal amount of the 2022 Notes, (ii) on or after June 1, 2018 and prior to June 1, 2019, at a price equal to 102.563% of the principal amount of the 2022 Notes, (iii) on or after June 1, 2019 and prior to June 1, 2020, at a price equal to 101.281% of the principal amount of the 2022 Notes, and (iv) on or after June 1, 2020, at a price equal to 100.000% of the principal amount of the 2022 Notes, in each case, plus accrued and unpaid interest, if any, to the redemption date.

Covenants

          The 2022 Notes Indenture contains covenants that, among other things, limit EVHC's ability and the ability of its restricted subsidiaries to: incur additional indebtedness or issue certain preferred shares; pay dividends on, redeem or repurchase stock or make other distributions in respect of our capital stock; repurchase, prepay or redeem subordinated indebtedness; make investments; create restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers; create liens; transfer or sell assets; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into certain transactions with our affiliates; and designate any of our subsidiaries as unrestricted subsidiaries. Upon the occurrence of certain events constituting a change of control, EVHC is required to make an offer to repurchase all of the 2022 Notes (unless otherwise redeemed) at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If EVHC sells assets under certain circumstances, it must use the proceeds to make an offer to purchase the 2022 Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Events of Default

          Events of default under the 2022 Notes Indenture are limited to: the nonpayment of principal or interest when due, failure to comply with the merger covenant therein, failure to comply with obligation to make a change of control offer (other than a failure to purchase the 2022 Notes), failure to comply with its other agreements contained in the 2022 Notes or the 2022 Notes Indenture, the failure of any subsidiary guarantor with its obligations under its guarantee, failure to pay any indebtedness for borrowed money after final maturity or cross acceleration of material debt, bankruptcy event of default, judgment default or a failure of any guarantee of a significant subsidiary to be in full force and effect.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

          The following is a discussion of certain U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase our common stock pursuant to this offering and hold such common stock as a "capital asset" within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.

          As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

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  an individual who is neither a citizen nor a resident of the United States;

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  a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business within the United States; or

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  a trust unless (i) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

          If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

          PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

          If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) with respect to a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder's adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under "Sale, Exchange or Other Disposition of Common Stock"). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent.

          If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

          The foregoing discussion is subject to the discussion below under "— FATCA Withholding" and "— Information Reporting and Backup Withholding".

Sale, Exchange or Other Disposition of Common Stock

          A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

                (i)  such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

               (ii)  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

              (iii)  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder's holding period with respect to such common stock, and certain other conditions are met.

          Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a United States real property holding corporation.

          The foregoing discussion is subject to the discussion below under "— FATCA Withholding" and "— Information Reporting and Backup Withholding".

FATCA Withholding

          Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance ("FATCA"), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on our common stock on or after July 1, 2014, and (ii) gross proceeds from the sale or other disposition of our common stock on or after January 1, 2017. In the case of payments made to a "foreign financial institution" (such as a bank, a broker or an investment fund), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an "FFI Agreement") or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an "IGA"), in either case to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any "substantial" U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its "substantial" U.S. owners. If our common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends and proceeds described above made to (i) a person (including an individual) that fails to comply with certain information requests or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement, unless such foreign financial institution is required to (and does) comply with applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

          Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder.

          The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

          Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

          Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of his or her death will be included in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

          We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	5,500,000
Barclays Capital Inc.	5,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	5,500,000
Citigroup Global Markets Inc.	3,025,000
Credit Suisse Securities (USA) LLC	1,100,000
Deutsche Bank Securities Inc.	1,100,000
Morgan Stanley & Co. LLC	1,100,000
RBC Capital Markets, LLC	1,100,000
UBS Securities LLC	962,500
Jefferies LLC	550,000
Avondale Partners, LLC	412,500
Cantor Fitzgerald & Co.	412,500
Oppenheimer & Co. Inc.	412,500
Piper Jaffray & Co.	412,500
William Blair & Company, L.L.C.	412,500

Total	27,500,000

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to purchase up to an additional 4,125,000 shares from the CD&R Affiliates to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 4,125,000 additional shares.

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$1.105	$1.105
Total	$30,387,500	$34,945,625

          Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.663 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We, the CD&R Affiliates, our executive officers and directors signed lock-up agreements under which, subject to certain exceptions, each agreed not to sell, transfer or dispose of or hedge, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 60 days, subject to possible extension under certain circumstances, after the date of this prospectus, except with the prior written consent of any two of Goldman, Sachs & Co., Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Lock-Up Release Parties"). These agreements will not apply to any existing employee benefit plans.

          The 60-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 60-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, except with the prior written consent of any two of the Lock-Up Release Parties.

          Our common stock is listed on the NYSE under the symbol "EVHC".

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares from the selling stockholders or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market.

The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

            (a)     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

            (b)     to fewer than 100, or, if the Relevant Member State has implemented the relevant portion of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives;

            (c)     in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

          Each underwriter has represented and agreed that:

            (a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

            (b)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

          We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA.

This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

          This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

            (a)     you confirm and warrant that you are either:

                  (i)  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

                 (ii)  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

                (iii)  a person associated with the Company under section 708(12) of the Corporations Act; or

                (iv)  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

            (b)     you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

          We estimate that our share of the total expenses of the offering will be approximately $1.5 million.

          We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Affiliates of certain of the underwriters are lenders and/or agents under each of our ABL Credit Agreement and/or our Term Loan Credit Agreement. In addition, affiliates of the underwriters from time to time have acted or in the future may continue to act as agents and lenders to us and our affiliates and subsidiaries under our or their respective credit facilities, for which services they have received or expect to receive customary compensation. An affiliate of Deutsche Bank Securities Inc. serves as administrative agent under the Senior Secured Credit Facilities and affiliates of certain of the underwriters serve as joint lead arrangers or joint book managers under the Senior Secured Credit Facilities. See "Description of Other Indebtedness". Certain of the underwriters were initial purchasers of the 2022 Notes. In addition, certain underwriters or their affiliates were underwriters in our initial public offering and subsequent secondary offering and received customary fees in connection therewith.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

 LEGAL MATTERS

          The validity of the common stock offered in this offering will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Various legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus and the documents incorporated by reference into this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

          A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

          We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will file annual reports containing financial statements audited by an independent public accounting company, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. Upon completion of this offering, you will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through the "Investor Relations" portion of our internet website www.evhc.net. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

          We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 14, 2014 (SEC File No. 001-36048);

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 13, 2014 (SEC File No. 001-36048);

  •
  our Current Reports on Form 8-K filed with the SEC on January 6, 2014, January 30, 2014, May 19, 2014, June 2, 2014, June 10, 2014 and June 19, 2014 (SEC File No. 001-36048); and

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2014 (SEC file No. 001-36048).

          Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus.

          Any person including any beneficial owner to whom this prospectus is delivered may request copies of any of the documents incorporated by reference into this prospectus, without charge, by written or oral request directed to Envision Healthcare Holdings, Inc., 6200 S. Syracuse Way, Suite 200, Greenwood Village, CO 80111, Attention: Investor Relations, Telephone (303) 495-1200, on the investor relations page of our website at http://investor.evhc.net or from the SEC through the SEC's Internet website at the address provided under "Where You Can Find More Information". All other information contained on our website is not a part of this prospectus. Documents incorporated by reference into this prospectus are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

 EXPERTS

          Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2013, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

27,500,000 Shares

Envision Healthcare Holdings, Inc.

Common Stock

Goldman, Sachs & Co.	Barclays	BofA Merrill Lynch	Citigroup

Credit Suisse	Deutsche Bank Securities	Morgan Stanley	RBC Capital Markets	UBS Investment Bank

Jefferies

Avondale Partners	Cantor Fitzgerald & Co.	Oppenheimer & Co.	Piper Jaffray	William Blair